                                             Rule 424(b)(3) Prospectus
                                             Relating to Registration
                                             Statements 333-44214 and 333-95451

Prospectus




                               25,404,986 Shares

                                   eSAT, INC.
                                  Common Stock


        Selling stockholders are offering up to 25,404,986 shares of common stock. We will not receive any of the proceeds from the sale of this common stock. We will have been paid for all the shares offered prior to the sale of the shares under this prospectus.

        The selling stockholders may sell these shares from time to time in the over-the-counter market or otherwise.

        Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "ASAT," and on the Deutsche Borse AG Xetra(TM) (Frankfurt, Germany) under the symbol "ES8." On February 2, 2001, the last reported bid price of the common stock on the OTC Electronic Bulletin Board was $0.1406 per share.

        Wentworth, LLC is an underwriter with respect to the shares it is offering pursuant to this prospectus.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                               February 16, 2001

        You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                TABLE OF CONTENTS

                                                                                           Page
Prospectus summary.........................................................................  3
Risk factors...............................................................................  6
Forward-looking statements................................................................. 14
Use of proceeds............................................................................ 14
Price range of common stock................................................................ 14
Dividend policy............................................................................ 15
Capitalization............................................................................. 15
Selected consolidated financial data....................................................... 16
Management's discussion and analysis of financial condition and results of operations...... 18
Business................................................................................... 21
Management................................................................................. 30
Certain transactions....................................................................... 36
Principal stockholders..................................................................... 38
Selling stockholders....................................................................... 41
Description of securities.................................................................. 43
Shares eligible for future sale............................................................ 49
Plan of distribution....................................................................... 50
Legal matters.............................................................................. 51
Experts ................................................................................... 51
Additional information..................................................................... 51


        Until March 28, 2001 (40 days after the date of this prospectus), all dealers effecting transactions in the common stock may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.

                               PROSPECTUS SUMMARY


        You should read the following summary together with the more detailed information regarding our company, the risks of investing in our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus.

OUR BUSINESS

        We were incorporated in the State of Nevada on June 23, 1995 under the name U.S. Connect 1995, Inc. On October 8, 1998, we became the surviving corporation in a merger with Technology Guardian, Inc., a California corporation. As a part of that merger, we changed our name to Technology Guardian, Inc. We changed our name to eSAT, Inc. on January 26, 1999. In April 2000, we acquired the businesses of PacificNet Technologies, Inc. and InterWireless, Inc.

        Our principal executive offices are located at 10 Universal City Plaza, Suite 1130, Universal City, California 91608. Our telephone number is 818-464-2670 and our fax number is 818-464-2799. Our Web site address is www.esatinc.com. Information accessed on or through our Web site does NOT constitute a part of this prospectus.

        Our principal line of business consists of providing products and services for Internet service, and Internet management services. Our customers are local, national and international businesses. Our Internet services and management services are delivered through our subsidiary, PacificNet. PacificNet provides software support and managed Internet access to individuals and businesses. Through this subsidiary, we will focus on using technology to provide cost-effective, uniform Internet delivery without geographic limitations.

        While we presently operate a satellite Internet business and a wireless Internet access business, in December, 2000, management of the company adopted a plan to discontinue those businesses and to focus on the business of PacificNet. PacificNet has generated most of our revenue while the other business lines were proving too costly to maintain.

THE OFFERING

Shares offered..............................      25,404,986 shares of common stock

Proceeds to us..............................      None. All proceeds will be for the benefit of selling
                                                  stockholders who will have previously paid the company
                                                  for common stock or convertible preferred stock
                                                  pursuant to direct sales or upon exercise of warrants.

Common stock to be outstanding after the
offering....................................      50,901,901 shares

OTC Electronic Bulletin Board symbol........      ASAT

Deutsche Borse AG Xetra(TM) (Frankfurt,           ES8
Germany)


        In addition to 50,901,901 shares of common stock outstanding after the offering, we are obligated to issue 9,748,665 shares of common stock on exercise of other outstanding warrants, and 4,802,332 shares of common stock on exercise of outstanding options. We do not expect these warrants or options to be exercised in the near future since, in all cases, the exercise price is higher than the market price for our common stock.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                        YEARS ENDED                     NINE MONTHS ENDED
                                                        DECEMBER 31,                      SEPTEMBER 30,
                                          --------------------------------------  -----------------------------
                                             1999          1998         1997          2000           1999
                                          ------------  -----------  ------------ -------------- --------------
                                                         (RESTATED)                 (UNAUDITED)   (UNAUDITED)
NET REVENUE...........................     $ 3,676,217  $  2,474,617   $2,872,547  $ 3,806,481    $ 2,703,760
    Gross margin......................          77,431      (181,473)   1,200,058     (434,176)      (114,051)
    Loss from operations..............      (8,084,757)   (3,123,514)    (291,649)  (9,355,817)    (6,050,259)
  Net income (loss)...................      73,438,652   (93,675,433)    (338,160)  (3,984,124)    75,406,203
EARNINGS PER COMMON SHARE:
  Net income (loss)...................     $      3.50  $      (4.97)  $    (0.02)  $    (0.19)   $      3.60
                                           ===========  ============   ==========   ==========    ===========
EARNINGS PER COMMON SHARE - ASSUMING
DILUTION
  Net income (loss)...................     $      2.77  $      (4.97)  $    (0.02)  $    (0.19)   $      2.82
                                           ===========  ============   ==========   ==========    ===========


CONSOLIDATED BALANCE SHEET:

                                                    DECEMBER 31,                    SEPTEMBER 30,
                                                       1999            1998              2000
                                                   -------------   ------------    --------------
                                                                    (RESTATED)       (UNAUDITED)
Cash and cash equivalents...................      $3,412,205         $2,703,516      $   103,815
Working capital.............................       1,993,158          2,058,707       (5,246,348)
Total assets................................       5,980,825          3,973,771        9,476,195
Total stockholders' equity .................       3,298,674          2,622,993        2,836,365

                                  RISK FACTORS


WE HAVE REPORTED LOSSES FROM OPERATIONS FOR OUR LAST THREE YEARS AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000, AND, IF WE DO NOT BECOME PROFITABLE, OUR BUSINESS WILL BE ADVERSELY AFFECTED AND THE VALUE OF YOUR INVESTMENT WILL DECLINE.

For the nine months ended September 30, 2000, we incurred a loss from operations of $9,355,817, including all research and development costs. For the fiscal year ended December 31, 1999, we incurred a loss from operations of $8,084,757 as compared to a loss from operations of $3,123,514 for the fiscal year ended December 31, 1998. The losses were primarily due to: (i) employee compensation, which increased because of additional sales and operations staff hired in 1998 in anticipation of future growth of our operations; (ii) expenses related to marketing; and (iii) lack of product sales. In addition, we incurred significant research and development costs associated with new products. There can be no assurance that we will be able to generate sufficient revenues to operate profitably in the future or to pay our debts as they become due. The company is dependent upon successful completion of future capital infusions to continue operations.

Our net income in 1999 was primarily a result of our method of accounting for stock-based compensation. We account for stock-based employee compensation arrangements in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees, and comply with the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation. Under APB 25, compensation cost is recognized on fixed plans over the vesting period based on the difference, if any, on the date of grant between the fair value of the company's stock and the amount an employee must pay to acquire the stock. For variable plans (those permitting cashless exercise of options), APB 25 requires recognition of compensation cost over the vesting period based on the difference, if any, on the period-end date between the fair value of the company's stock and the amount an employee must pay to acquire the stock. Forfeitures of variable plan options result in a reversal of previously recognized compensation cost.

Due to the large number of variable plan options we granted in 1998 and the significant difference between the exercise price of those options and the fair value of our stock at December 31, 1998, we recognized a substantial amount of non-cash compensation cost in 1998. Subsequently, a large number of forfeitures and the re-pricing to market of those options in 1999 caused a considerable reversal of the previously recognized non-cash compensation cost. The resulting net income for the year ended December 31, 1999 should not be construed as profitable operations during that period.

WE MAY HAVE INSUFFICIENT CAPITAL FOR FUTURE OPERATIONS WHICH WOULD DIMINISH THE VALUE OF YOUR INVESTMENT.

        Based on current proposed plans and assumptions relating to our operations, we anticipate that current cash reserves, together with projected cash flow from operations, will be sufficient to satisfy our contemplated cash requirements through the end of March 2001. Thereafter, we will require substantial additional financial resources to fund our operations. The failure to acquire additional funding when required will have a material adverse effect on our business prospects. Without the proper financing or additional equity, we will be unable to sustain on-going operations.

OUR FINANCIAL STATEMENTS CONTAIN A "GOING CONCERN" QUALIFICATION.

        The audit reports accompanying our financial statements for the years ended December 31, 1998 and 1999 contain a qualification that certain conditions indicate that we may not be able to continue as a going concern. The financial statements do not contain any adjustments that might be necessary in such a case. Note 2 to the financial statements indicates that substantial operating losses account for this uncertainty. Many investment bankers and investors view companies with a "going concern" qualification as less desirable for investment. Accordingly, we may have a more difficult time raising equity capital or borrowing capital at all on favorable terms. Our suppliers might be less willing to extend credit. Our potential customers might be less willing to purchase our products and services if they believe that we will not be viable enough to provide service, support, back-up, and follow-on products when needed. Furthermore, we might be disadvantaged in recruiting employees who might be concerned about the stability of employment with us. Therefore, the "going concern" qualification can have severe adverse consequences on us.

WE ARE DEFENDANTS IN TWO LAWSUITS WHICH, IF SUCCESSFUL, COULD FORCE US TO SEEK PROTECTION FROM THE BANKRUPTCY COURT.

In December 2000, Michael C. Palmer, our former CEO, and Vantage Capital, Inc. (controlled by Mr. Palmer), commenced an arbitration proceeding seeking $325,000 in severance benefits he alleges were part of his contractual arrangements with the company. In January 2001, i-xposure, Inc. filed a lawsuit against us seeking approximately $360,000 plus interest and costs, allegedly due from us under guaranties which were part of a bridge financing arrangement. Due to our limited working capital position, if we cannot successfully defend either of these actions, we may be forced to seek protection from the bankruptcy court. That circumstance would likely have a material and negative impact on the value of your investment.

WE ARE HIGHLY DEPENDENT ON THE UNINTERRUPTED OPERATION OF THE NETWORK OPERATIONS CENTER AT OUR UNIVERSAL CITY, CALIFORNIA, SITE.

        We currently have all of the equipment used for our PacificNet subsidiary's network operations located in our Universal City facility. While it is protected by standard protective devices such as redundant power supplies, multiple internet connections, fire systems, climate control, and 24 hour security/access control, we are at risk for catastrophic events that would require a backup location. Failure of this equipment for any material length of time would adversely affect our revenue generated from our managed internet services business which presently accounts for a substantial portion of our revenue.

WE ARE CURRENTLY DEPENDENT ON A SINGLE CUSTOMER FOR APPROXIMATELY ONE-THIRD OF OUR REVENUE.

        We provide and manage the actual connection to the Internet to the subscriber base of a large national telephone dial-up Internet access provider. Approximately one-third of our revenues are generated by our service to that company. Loss of that account would have a material adverse effect on our revenues, which could negatively affect the value of your investment.


WE DEPEND ON SATELLITE TRANSMISSION. SATELLITE FAILURE COULD HAVE A SUBSTANTIAL NEGATIVE EFFECT ON OUR BUSINESS OPERATIONS.

        Pending completion of the discontinuation of our satellite Internet services business, we use a single satellite to provide satellite Internet services. There is risk associated with this dependence. There are two types of possible failures to the satellite: a failure of the individual transponder that is used and a failure of the entire satellite. If there is a failure of a transponder, the satellite operator is contractually obligated to move us to another transponder. This would create a minimum interruption to customers, likely less than 24 hours. If the satellite itself completely fails, we will have to move our services to another satellite. Our transmissions conform to industry standards so there are several possible alternative satellites. Our current satellite provider engages in quarterly reviews of available like-satellite space and is ready to contract for that space if needed. If the entire satellite were to fail, a one to five day outage of services might occur depending on the availability of other satellites. Additionally, a repointing of the receiving dishes on the ground would likely be required. The repointing of the receiving dishes on the ground would cost us approximately $300 per customer. In the event of any service disruption due to satellite failure, our customers would be credited for the dollar value of the amount of time they are without the satellite Internet service. Such credits would be between to $16.50 per day per customer and $155.00 per day depending on the level of service subscribed. In the event of a satellite failure, we could also be subject to loss-of-business claims, due to the reliance by business customers on the satellite Internet services we provide. A sustained disruption in satellite service could materially and negatively impact the value of this portion of our business and could force us to discontinue operations.

WE HAVE ELECTED TO FOCUS OUR OPERATIONS ON PACIFICNET. THIS WILL RESULT IN OUR BEING A SMALLER COMPANY.

        In order to conserve working capital, we have adopted a plan to discontinue our satellite Internet products and services business and our wireless Internet services business and to focus on the business of PacificNet which generates most of our revenue. While the implementation of the plan is expected to reduce our operating losses, it will also reduce the size of our operations and reduce our visibility in the Internet service provider community. Our reduced size could result in our being less competitive.

WE HAVE A LIMITED OPERATING HISTORY.

        We were incorporated in 1995, but did not commence operations until 1997. Since then, our business has been substantially refocused twice. Thus, we have a limited operating history upon which an evaluation of us can be based. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. In addition, we will be subject to all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in the growth of an emerging business and the development and market acceptance of new products and services. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in market acceptance of our products and services or that our efforts will result in such market acceptance.

TIMING OF ORDERS FOR AND CONTINUED DEVELOPMENT OF OUR SERVICES AND PRODUCTS WILL CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE AND CONSEQUENTLY YOU SHOULD NOT RELY ON THE RESULTS OF ANY PERIOD AS AN INDICATION OF FUTURE PERFORMANCE.

        We have experienced material period-to-period fluctuations in revenue and operating results. We anticipate that these periodic fluctuations in revenue and operating results will occur in the future. We attribute these fluctuations to a variety of business conditions that include:

        - the volume and timing of orders we receive from quarter to quarter;

        - the introduction and acceptance of our new services and products and product enhancements by us;

        -      purchasing patterns of our customers and distributors; and

        - market acceptance of services and products sold by our distributors.

        As a result, we believe that quarterly revenue and operating results are likely to vary significantly in the future and that quarter-to-quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance.

OUR INTELLECTUAL PROPERTY MAY BE CHALLENGED.

        As is the case with many technology companies, the rapid pace of change in technology could cause our intellectual property to be challenged. These challenges could come from stronger companies who believe that the use of our technology interferes with their use or that they own all of the technology and related rights. If any of these challenges were successful, our ability to sell products based on our technology or intellectual property could be severely impaired.

WE MUST DO BUSINESS IN A DEVELOPING MARKET AND FACE NEW ENTRANTS. FAILURE TO MEET THE CHALLENGES OF NEW PRODUCTS AND SERVICES AND COMPETITORS WILL REDUCE OUR MARKET SHARE AND THE VALUE OF YOUR INVESTMENT.

        The market for Internet products and computer software is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services. The diverse segments of the Internet market may not provide opportunities for more than one dominant supplier of products and services similar to ours. If a single supplier other than us dominates one or more market segments, our revenue is likely to decline and we will become a less valuable company.

BECAUSE WE LACK THE NAME RECOGNITION, CUSTOMER BASE AND RESOURCES OF OTHER COMPANIES PROVIDING INTERNET ACCESS AND OTHER INTERNET RELATED PRODUCTS AND SERVICES, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WHICH WOULD REDUCE OUR REVENUE AND THE VALUE OF YOUR INVESTMENT.

        The markets for our products are intensely competitive and are likely to become even more competitive. Increased competition could result in:

        -      pricing pressures, resulting in reduced margins;

        -      decreased volume, resulting in reduced revenue; or

        - the failure of our products and services to achieve or maintain market acceptance.

        Any of these occurrences could have a material adverse effect on our business, financial condition and operating results. Our products and services face intense competition from multiple competing vendors. Our principal competitors in the Internet management business are IBM Corporation and TRW, Inc. Our principal competitors in the satellite services business are Loral Inc. and Hughes Network Systems. Many of our current and potential competitors have:

        -      longer operating histories,

        -      greater name recognition,

        -      access to larger customer bases, or

        -      substantially greater resources than we have.

        As a result, our principal competitors may respond more quickly than we can to new or changing opportunities and technologies. For all of the reasons stated above, we may be unable to compete successfully against our current and future competitors.

WE HAVE NO ASSURANCE OF MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES. IF WE ARE UNABLE TO RAISE MARKET AWARENESS OF OUR PRODUCTS AND SERVICES, WE MAY EXPERIENCE DECLINING OPERATING RESULTS WHICH WOULD DIMINISH THE VALUE OF YOUR INVESTMENT.

        We are at an early stage of development and our earnings growth depends primarily upon market acceptance of our products and services. There can be no assurance that our development efforts will progress further with respect to any potential new services or that they will be successfully completed. In addition, there can be no assurance that our potential new services will achieve customer acceptance.

        There can be no assurance that our services will be successfully marketed. In addition to our own direct sales force, we use value-added resellers and distributors to market our satellite products and services. There is no assurance that any distributor or other reseller will be successful in marketing our products.

WE MIGHT BECOME SUBJECT TO FURTHER GOVERNMENT REGULATION WHICH COULD HARM OUR PROSPECTS.

        Except for a license from the Federal Communications Commission, we are not currently subject to direct regulation by any government agency in the United States, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. Such laws or regulations could limit the growth of the Internet, which could in turn decrease the demand for our proposed products and services or increase our cost of doing business. Any new legislation or regulation or the application of existing laws and regulations to the Internet in unexpected ways could have an adverse effect on our business and prospects.

WE MIGHT FACE LIABILITY FOR INFORMATION OBTAINED OR DISTRIBUTED THROUGH THE PRODUCTS AND SERVICES WE PROVIDE.

        Because materials may be downloaded by the Internet services which we operate or facilitate and may be subsequently distributed to others, there is a possibility that claims will be made against us for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of such materials. Such claims have sometimes been successful against Internet service providers. Our general liability insurance might not cover potential claims of this type or might not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or legal defense expenses that are not covered by insurance or that are in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition.

LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS AND PROSPECTS.

        Our success will be dependent largely upon the personal efforts of our Chief Executive Officer and Chairman of the Board, Chester L. Noblett, and David Pennells, Senior Vice President of the company and President of PacificNet, as well as other senior managers. The loss of their services could have a material adverse effect on our business and prospects. We have no life insurance on any of our officers. Mr. Noblett's and Mr. Pennells' services are governed by contracts. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain qualified personnel. Any inability to attract and retain qualified management and other personnel could have a material adverse effect on us.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK RULES. YOU MAY HAVE GREATER DIFFICULTY SELLING YOUR SHARES.

        The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has

        - net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

        - net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

        - average annual revenue of at least $6,000,000 for the last three years.

        Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

        Our financial condition does not meet the above tests. Thus, trading in the common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

YOU COULD SUFFER DILUTION OF YOUR INVESTMENT IF SHARES ARE SOLD PURSUANT TO AN EQUITY CREDIT ARRANGEMENT, CERTAIN WARRANTS ARE EXERCISED, PREFERRED STOCK IS CONVERTED INTO COMMON STOCK, OR STOCK OPTIONS ARE EXERCISED.

        As of February 2, 2001, we have a total of 25,496,915 shares of common stock outstanding, exclusive of shares reflected in this prospectus as being held for sale by the selling stockholders. We have issued warrants to purchase 9,748,665 shares of common stock (including shares of common stock underlying warrants registered in this prospectus) at a weighted average price of $4.139 per share, as well as options to purchase 4,802,332 shares of common stock at a weighted average price of $3.622 per share. We have issued $5,000,000 of Series C Convertible Preferred Stock that, based on the current market price per share, will convert into approximately 33,000,000 shares of our common stock. We have $6,641,564 of Series D Convertible Preferred Stock outstanding that, based on the current market price per share, will convert into approximately 44,000,000 shares of our common stock. We have issued $3,000,000 of Series E Convertible Preferred Stock that, based on the current market price per share, will convert into approximately 20,000,000 shares of our common stock. We have entered into a $7,000,000 private equity credit line agreement, that based on the current market price per share, will convert into approximately 46,000,000 shares of our common stock. Issuance of any of these shares will dilute your interest in our company. Based on the current market price of our common stock, if all of our outstanding convertible stock, warrants and options were converted or exercised to acquire common stock, we would not have enough authorized shares to honor the conversions or exercises.

ISSUANCE OF OUR AUTHORIZED PREFERRED STOCK COULD DISCOURAGE A CHANGE IN CONTROL, COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND COULD RESULT IN THE HOLDERS OF PREFERRED STOCK BEING GRANTED VOTING RIGHTS THAT ARE SUPERIOR TO THOSE OF THE HOLDERS OF COMMON STOCK.

        We have issued 155,000 shares of preferred stock. 8,584 of these shares have been converted into 3,624,607 shares of common stock. All preferred shares have voting rights on all matters decided by shareholders. The outstanding preferred shares have the right to cast an aggregate of 109,916,408 votes as of February 2, 2001, on all matters on which stockholders may vote. We are authorized to issue an additional 9,845,000 shares of preferred stock without obtaining the consent or approval of our stockholders. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control. We may also grant superior voting rights to the holders of preferred stock. Any issuance of preferred stock could materially and adversely affect the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock.

WE WILL PAY NO DIVIDENDS TO YOU.

        We have not paid, and do not expect to pay, any dividends on common stock in the foreseeable future.

MANY SHARES WILL BECOME ELIGIBLE FOR FUTURE SALE, WHICH MIGHT ADVERSELY AFFECT THE MARKET PRICE FOR THE SHARES.

        As of February 2, 2001, there are 7,007,311 shares of our common stock outstanding which cannot be sold on the public market. Of these shares, 2,290,844 shares are held by directors, officers, or stockholders who have beneficial ownership of 10% or more of the outstanding shares, excluding shares subject to options held by them. 4,716,467 shares are held by other stockholders. These shares will become eligible for trading at various dates in 2001. In addition, shares of common stock which may be acquired pursuant to outstanding convertible preferred stock or warrants will be eligible for trading at various dates after they are acquired. We are unable to predict the effect that sales of such shares may have on the then prevailing market price of the common stock. Nonetheless, the possibility exists that the sale of these shares may have a depressive effect on the price of our common stock.

                           FORWARD-LOOKING STATEMENTS


YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS.

        This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus summary," "Management's discussion and analysis of financial condition and results of operations," and "Business," as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "plans," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.


                                 USE OF PROCEEDS


        All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received or will receive money from the sale of common stock under a Private Equity Credit Agreement with Wentworth LLC, described on page 20, as well as the sale of shares of convertible preferred stock that were converted, or are convertible, into the shares of common stock offered in this prospectus. We also received, or will receive, money from the exercise of warrants to purchase common stock which is offered by this prospectus. This money was, or will be, used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling stockholders."


                           PRICE RANGE OF COMMON STOCK


        Our common stock is traded on the OTC Electronic Bulletin Board under the trading symbol "ASAT." The following table sets forth the high and low bid prices for our common stock since the beginning of the fiscal year 1997. The quotations reflect inter-dealer prices, with no retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from National Quotation Bureau, Inc.

       1997 Fiscal year                         High Bid             Low Bid
       ----------------                         --------             -------
       First quarter                               25.00                6.25

       Second quarter                                12.50                1.56
       Third quarter                                 12.50                1.56
       Fourth quarter                                12.50                1.00

       1998 Fiscal year
       ----------------
       First quarter                                  1.00                 .05
       Second quarter                                  .05                 .05
       Third quarter                                  5.50                .625
       Fourth quarter                                16.00                5.00

       1999 Fiscal year
       ----------------
       First quarter                               22.6875               10.50
       Second quarter                                14.25               7.876
       Third quarter                                9.3750               4.375
       Fourth quarter                               6.0625              1.1875

       2000 Fiscal year
       ----------------
       First Quarter                                 7.375              3.0625
       Second Quarter                               4.3125              1.5625
       Third Quarter                                2.0312               .5000
       Fourth Quarter                                .6875               .0312

        On February 2, 2001, the last reported trade for our common stock was $0.1406.

        As of February 2, 2001, there were 653 holders of record of our common stock.


                                 DIVIDEND POLICY


        We plan to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes. We have not declared or paid any cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future except possibly on preferred stock. The terms of our outstanding preferred stock prohibit the payment of dividends on our common stock unless all dividends accrued on the preferred stock have been paid.


                                 CAPITALIZATION


        The following table sets forth our capitalization as of December 31, 1999 and our unaudited capitalization as of September 30, 2000:

        You should read this table together with "Management's discussion and analysis of financial condition and result of operations," consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus.



                                                     December 31,     September 30,
                                                        1999             2000(1)
                                                     -----------      -------------
Stockholders' equity:
  Preferred stock - Series D, cumulative,
    fully participating, convertible, $0.001
    par value Authorized - 75,000 shares
    Issued and outstanding - 75,000 shares
    (Aggregate liquidation preference
    $7,499,925 in 2000)                              $        --       $         72
  Preferred stock - Series C- cumulative,
    fully participating convertible, $0.001
    par value Authorized - 50,000 shares
    Issued and outstanding - 50,000 shares
    (Aggregate liquidation preference
    $4,999,500 in 1999)                                       50                 50
  Preferred stock - Series A, cumulative,
    fully participating, convertible, $0.001
    par value Authorized - 2,000,000 shares
    Issued and outstanding - 1,000,000 shares
    (0 shares outstanding at September 30, 2000)
    (Aggregate liquidation preference $1,990,000
    in 1999)                                              10,000                 --
  Preferred stock - Series E, cumulative,
    fully participating, convertible, $0.001
    par value Authorized - 30,000 shares,
    Issued and outstanding - 30,000 shares
    (Aggregate liquidation preference
    $2,999,970 in 2000)                                       --                 30
  Common Stock - $0.001 par value Authorized -
   100,000,000 shares Issued and outstanding -
   21,095,214 shares at December 31, 1999                 21,095             22,134
  Additional paid-in capital                          25,762,647         27,932,899
  Retained deficit                                   (20,936,608)       (25,118,820)
                                                     -----------       ------------
                                                       4,857,184          2,836,365

  Less: Subscriptions receivable                      (1,558,510)                --
                                                      ----------       ------------
          Total stockholder's equity                  $3,298,674       $  2,836,365
                                                      ==========       ============

(1) These amounts do not include the receipt of net proceeds of $1,819,770 from an advance under a Private Equity Credit Agreement ("PECA") with Wentworth, LLC, which occurred in October 2000.

        The information provided above excludes:

        - 9,748,665 shares of common stock issuable upon exercise of warrants,

        - 4,802,332 shares of common stock issuable upon exercise of outstanding options, and

        - 109,916,408 shares issuable on conversion of outstanding preferred stock and shares issuable pursuant to the PECA.


                      SELECTED CONSOLIDATED FINANCIAL DATA


        The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements and the "Management's discussion and analysis of financial condition and results of operations" and other financial information included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data at December 31, 1998 and 1999 are derived from and qualified by reference to the audited consolidated financial statements included elsewhere in this prospectus.

        The consolidated statements of operations data for the nine months ended September 30, 1999 and the consolidated balance sheet data at September 30, 2000 have been derived from our unaudited consolidated financial statements but have been prepared on the same basis as our audited consolidated financial statements which are included in this prospectus. In our opinion, these unaudited consolidated financial statements include all adjustments, consisting of normally recurring adjustments, considered necessary for a fair presentation of our consolidated financial position and results of operations for that period.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                      YEARS ENDED                                NINE MONTHS ENDED
                                                      DECEMBER 31,                                 SEPTEMBER 30,
                                          ------------------------------------------      -------------------------------
                                             1999           1998            1997              2000               1999
                                          ------------   -----------     -----------      ------------       ------------
                                                          (RESTATED)                       (UNAUDITED)        (UNAUDITED)
NET REVENUE                              $ 3,676,217     $  2,474,617     $2,872,547        $ 3,806,481      $ 2,703,760
    Gross margin                              77,431         (181,473)     1,200,058           (434,176)        (114,051)
    Loss from operations                  (8,084,757)      (3,123,514)      (291,649)        (9,355,817)      (6,050,259)
  Net income (loss)                       73,438,652      (93,675,433)      (338,160)        (3,984,124)      75,406,203

EARNINGS PER COMMON SHARE:
  Net income (loss)                      $      3.50    $       (4.97)    $    (0.02)       $     (0.19)     $      3.60
                                         ===========     ============     ==========        ===========      ===========
EARNINGS PER COMMON SHARE -- ASSUMING
  DILUTION
  Net income (loss)                      $      2.77     $      (4.97)    $    (0.02)       $     (0.19)     $      2.82
                                         ===========     ============     ==========        ===========      ===========

CONSOLIDATED BALANCE SHEET:

                                                                             DECEMBER 31,
                                                                     ----------------------------
                                                                                                   SEPTEMBER 30,
                                                                        1999           1998            2000
                                                                     -----------   --------------  -------------
                                                                                     (RESTATED)     (UNAUDITED)
Cash and cash equivalents                                            $3,412,205     $2,703,516       $   103,815
Working capital                                                       1,993,158      2,058,707        (5,246,348)
Total assets                                                          5,980,825      3,973,771         9,476,195
Preferred stock - Series C - cumulative, fully participating                500             --                50
Preferred stock - Series A - cumulative, fully participating             10,000             --                --
Preferred stock - Series D - cumulative, fully participating                 --             --                72
Preferred stock - Series E - cumulative, fully participating                 --             --                30
Total stockholders' equity                                            3,298,674      2,622,993         2,836,365

        See note 1(N) of notes to consolidated financial statements for a discussion regarding the computation and presentation of basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT, AS WELL AS "RISK FACTORS."


    RESULTS OF OPERATIONS

September 30, 2000 as compared to September 30, 1999

Sales from continuing operations for the three months ended September 30, 2000 increased to $1,439,185 from $879,593 in the prior year period. For the nine month period ended September 30, 2000, revenues increased to $3,806,481 from $2,703,760 for the same period in the prior year. The 2000 revenue increased primarily due to an increase in the subscriber base and ancillary services revenue at the PacificNet subsidiary, and to a lesser extent, increases in sales of the company's disaster recovery products and services.

Cost of sales for the third quarter 2000 totaled $1,618,468 as compared to $892,133 in 1999. For the nine months ended September 30, 2000, cost of sales increased to $4,240,657 from $2,817,811 in the prior year due primarily to technical staffing increases at the company's network operations center, increases in related hardware supplies and maintenance, start up cost incurred in developing the company's fixed wireless network and an increase in satellite access fees.

General and administrative expenses increased from $2,151,665 for the quarter ended September 30, 1999 to $2,660,680 in the current year period. For the nine month period ended September 30, 2000, general and administrative expenses totaled $8,921,641 as compared to $5,936,208 in the prior year period. The increase in 2000 reflects the cost of business continuity marketing and corporate investor relations programs, staffing increased in the areas of business and technical development and legal and accounting fees associated with the company becoming a full SEC reporting company in late 1999.

Other income totaled $569,939 and $7,523,147, respectively, for the three and nine month periods ended September 30, 2000, as compared to $13,773,537 and $81,569,539, respectively for the three and nine month periods ended September 30, 1999. Other income primarily represents a compensation adjustment recognized under APB 25.

For the nine month period ended September 30, 2000, the loss from the operations and disposal of the discontinued subsidiary total $1,184,404 and $967,070, respectively. These losses were recorded during the second quarter 2000 and represent costs associated with the company's plan to divest of its majority-owned subsidiary, i-xposure, Inc. No additional provision was recorded during the quarter ended September 30, 2000.


1999 AS COMPARED TO 1998

During fiscal years 1998 and 1999, we experienced difficulties selling our products and collecting our accounts receivable. Our first product offering, the unidirectional GSI(TM) product line, experienced technical difficulties due to its reliance on outbound telephone lines and other Internet service providers for its upstream connection to the Internet. During fiscal 1999, we worked on a solution to this technical problem with the GSI(TM) product line, as well as the development and market launch of service with our bi-directional Nexstream(TM) product that utilizes a satellite connection for both upstream and downstream connections to the Internet.

Revenues totaled $3,676,217 and $2,474,617 for the years ended December 31, 1999 and 1998, respectively. The 1999 revenue reflects primarily revenue from our VISP business, and fourth quarter shipments of our Nexstream(TM) product, whereas revenue from our VISP business, and our first generation satellite products are represented in the 1998 balance.

For the years ended December 31, 1999 and 1998, cost of sales were $3,598,786 and $2,656,090, respectively. Cost of sales includes personnel to support the VISP business, the cost of hardware and software shipped to customers, satellite access time purchased from a third party and inventory write-offs.

For the years ended December 31, 1999 and 1998, operating expenses were $8,162,188 and $2,942,041, respectively. The increase in operating expenses for fiscal 1999 is due to higher levels of staffing and compensation, increased marketing expenditures, increased research and development expenditures and higher levels of professional fees paid to outside accountants and attorneys.

Other income in 1999 and 1998 reflects primarily a compensation adjustment recognized under APB 25.

We have adopted a plan to discontinue our satellite business as of the end of 2000.

LIQUIDITY AND CAPITAL RESOURCES

          The company's operations have historically been financed from the sale of preferred and common stock. At September 30, 2000, the company had cash and cash equivalents on hand of $103,815 and working capital of ($5,246,348) as compared to cash and cash equivalents of $3,412,205 and working capital of $1,993,158 at December 31, 1999.

          Net cash used in operating activities of $8,584,407 and $4,139,086 for the nine months ended September 30, 2000 and 1999, respectively, is attributable primarily to operating losses as adjusted for compensation expense recognized under APB 25 and FAS 123.

          Net cash used in investing activities totaled $3,626,685 and $796,060 for the nine months ended September 30, 2000 and 1999, respectively. Net cash used in 2000 represents primarily the purchase of InterWireless and fixed assets, as offset by the recognition of the disposal of the company's investment in the i-xposure, Inc. subsidiary.

          Net cash provided by financing activities totaled $8,902,702 for the nine months ended September 30, 2000 as compared to $2,294,384 for the same period in 1999. The balances in both periods primarily represent the sale of preferred and common stock.

          In April 2000, all of the outstanding Series A preferred stock was converted into 550,000 shares of common stock.

          In April 2000, the company entered into an agreement with the holder of the Series C preferred stock for the purpose of raising additional capital. Pursuant to that agreement, a total of $7,500,000 of Series D 6% convertible preferred stock was sold. In addition to the shares purchased, the agreement calls for the issuance of warrants to purchase 1,283,422 shares of common stock at an initial exercise price of $3.9844 per share.

          In August, 2000 a total of $3,000,000 of Series E 6% convertible preferred stock was sold. In addition to the shares sold, the agreement calls for the issuance of warrants to purchase 666,075 shares of common stock at an exercise price of $1.5225 per share. The company also modified the terms of its equity line of credit with Wentworth, LLC including the establishment of a $7,000,000 credit limit on the facility under a Private Equity Credit Agreement ("PECA".)

          At September 30, 2000, the company did not have sufficient cash and cash equivalents to fund its operations through December 31, 2000. In October, 2000, the company received $2,000,000 under a modification to the PECA. In accordance with the agreement, shares of the company's common stock are issuable to Wentworth, LLC upon receipt of their call notice. A call notice on this financing has not been received by the company to date. The PECA also calls for the issuance of warrants to purchase shares of an amount equal to 15% (25% under the October modification) of the shares issued from each put or call notice at a price of 125% of the market price with respect to each funding under the PECA including the $2,000,000 financing.

          Under the terms of the PECA, the company is committed to use $3,000,000 of the $5,000,000 currently unused portion of the credit line by August 2001.

          In January, 2001 the company received funding of $325,000 through the issuance of a secured note to Wentworth, LLC. The note bears interest at 8%, is due on April 30, 2001 and is collateralized by all of the assets of the company. Concurrent with this funding, the company entered into an agreement with Wentworth, LLC whereby the $2,000,000 previously advanced under the Private Equity Credit Agreement in October, 2000 will be converted to a secured note also collateralized by the assets of the company. The note is expected to be convertible to equity under provisions substantially identical to those of the Private Equity Credit Agreement.

          In December 2000, the company elected to discontinue its satellite and wireless Internet services businesses in order to conserve cash. While discontinuation of those businesses will reduce the drain on the company's cash position, as of the date of this prospectus, the company does not have sufficient cash or cash equivalents to fund its operations through the first quarter of calendar year 2001. The company's ability to meet its operating requirements for that period and the duration of 2001 is highly dependent upon
(i) the company's ability to generate cash from its PacificNet business or disposition of its satellite or wireless Internet businesses, (ii) the company's compliance with the conditions precedent to additional financing under the PECA, including without limitation the requirement of no material adverse change to the business or financial condition of the company, and (iii) Wentworth LLC's performance under the PECA.

YEAR 2000 COMPLIANCE

          We experienced no interruptions in our operations when the calendar year changed to the year 2000. We believe that our products and services, and products which we purchase from third party vendors, are designed to operate continuously regardless of date changes.

CHANGE IN ACCOUNTANTS

        We dismissed Lichter and Associates as our independent accountant, effective November 30, 1999. Lichter and Associates' report on the financial statements for 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified, with one exception. The auditor's report accompanying the financial statements in Amendment No. 1 to Form 10 filed with the SEC on October 29, 1999 included the following qualification: "As discussed in Note Q to the financial statements, the company has suffered recurring losses, a decline in revenue and cash shortages. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note Q. The financial statements do not include an adjustment that might result from the outcome of this uncertainty." The decision to change accountants was approved by the Board of Directors, including the audit committee. During the period preceding the dismissal, there were no disagreements with Lichter and Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


                                    BUSINESS


OVERVIEW


     Historically, we have attempted to position the company as a single source for long haul, or satellite, last mile, or wireless, broadband delivery and turnkey Internet products and services including network management. In January, 2001, the Company commenced implementation of a plan to discontinue certain of these business lines.





        From inception, we have incurred significant losses totaling approximately $25,200,000 through September 30, 2000. However, to reduce or eliminate those losses, we have elected to focus our business on the Internet management aspect of our business. We operate in a highly competitive market and our success will depend on our ability to compete in this marketplace. We have no assurance of market acceptance of our products and services and we have no assurance that our marketing methods will be successful.

OUR PRESENT STRATEGY

        We expect growth in demand for Internet access on a worldwide basis. However, to conserve working capital in a period when significant financing is not available to us, we have adopted a plan to focus on our Internet management products and services. We will be discontinuing our satellite Internet products and services. We will be discontinuing our satellite Internet products and services business and our wireless Internet services business.

        Our strategy going forward will be based on the development and marketing of our products and services in

Internet management. Our PacificNet subsidiary provides us with a proprietary "Virtual" Internet service provider (V-ISP) product and service, as well as the ability to offer both network management and data center services through our facility in Universal City. The V-ISP provides private "branded" ISP capabilities to partner companies who wish to focus on the marketing and content side of running an ISP without concern for the hardware, maintenance and administration components of ISP management. The network management service currently monitors all V-ISP and wireless operations. We also offer customers the ability to locate their Internet server hardware at our secure facility, from which we provide them high-capacity Internet access. We plan to continue to identify potential candidates for our V-ISP products using our ability to provide low-cost service as a key discriminator. We also plan to continue to sell our services to businesses, organizations and affinity groups interested in outsourcing ISP, network management, co-location and data center services or wanting to act independently as an ISP.

        Pursuant to the plan to focus on our Internet management business, we plan to complete the process of discontinuing the operations of our satellite services and wireless Internet services businesses during the first half of fiscal 2001.

HISTORICAL SUMMARY OF THE COMPANY

        We were incorporated on June 23, 1995, under Nevada laws, as "U.S. Connect 1995, Inc.," for the purposes of marketing and servicing transaction processing services, prepaid long distance cards, ATM machines and payment systems to small-to-medium sized merchants. In October 1995, we made a public offering of our common stock from which we derived gross proceeds of approximately $100,000. Prior to October 1998, we had not commenced operations and were seeking to establish a new business. On October 8, 1998, we became the surviving company of a merger with Technology Guardian, Inc., a California corporation ("TGI"). All the issued and outstanding shares of TGI were exchanged for shares of our common stock. In connection with the merger, we changed our name to Technology Guardian, Inc., and succeeded to the business of TGI, which was providing computer network installation services and the related sale of personal computers and telecommunications equipment necessary for the configuration of local area networks and conducting research and development of satellite-based services. We changed our name to "eSAT, Inc." on January 26, 1999.

        Research and development began in late 1996 for the satellite Internet access products and services. The development of the satellite Internet products and services continued during 1997 and into the first quarter of 1998. In the first quarter of 1998, we terminated our sales of network computer related products and concentrated entirely on the completion of our satellite Internet access products and services. In the second quarter of 1998, we started beta sales and installation of our initial (first generation) satellite Internet access products. Beta sales involve the sales of products and services which have been developed in a laboratory setting but have not been tested in actual use. Beta installation means the first installations in a commercial setting, often at a discount or at no cost in order for us to obtain additional information for improving and completing the products and services. Through the end of 1998, we beta tested our first generation satellite Internet product and services. Beta testing on the first generation of products was terminated in December 1998, such testing having been completed to our satisfaction.

        In the fourth quarter of 1998, we initiated development of a second generation satellite Internet product and related satellite Internet service. Development of the second generation of satellite Internet products and services and beta testing of them was completed to our satisfaction in January 1999. They were incorporated into our one-way satellite services.

        Finally, in the fourth quarter of 1998, we completed installation of our equipment at a leased network operations center ("NOC") in Raleigh, North Carolina. The NOC houses our computer equipment and software, functions as a junction point for all the Internet related data traffic from our customers and acts as the uplink to the satellites. We contract with third parties for segments of satellite time that we then resell to our customers.

        During the second quarter of 1999, we launched our bi-directional satellite product.

        On April 13, 2000, we acquired all of the outstanding common stock of PacificNet, a provider of software support and managed Internet access to individuals and businesses, in a merger transaction. At the same time, we also purchased all of the outstanding common stock of PacificNet's sister company, InterWireless, a wireless Internet service provider that provides both traditional and broadband wireless Internet access. We continue to operate the businesses of PacificNet and InterWireless and have moved our headquarters to their offices in Universal City, California. With the acquisition of PacificNet and InterWireless, our business focus evolved further to include ISP management services and last mile wireless Internet content delivery services.

        Due to our need to reduce or eliminate the drain on working capital caused by our satellite and wireless Internet services business, in December 2000, we adopted a plan to discontinue the operations of those two business.

PRODUCTS AND SERVICES

        Our products and services fall into three general categories: long haul, or satellite, delivery of Internet content; last mile, or wireless and traditional cable, delivery of Internet content; and Internet management services for other Internet service providers. As noted above, we are in the process of discontinuing our satellite and wireless business lines.

      ISP MANAGED SOLUTIONS. Our PacificNet subsidiary offers a wide range of services under the product name V-ISP or Virtual Internet Service Provider. The V-ISP product is geared to companies who currently or wish to offer ISP services without the burden of investing in and maintaining the "back office" portion of an ISP business. The VISP product is completely customized to meet the customers' branding requirements and is operated by PacificNet in its network operations center. Services include user sign-up, billing, authentication, email, news, technical support and access to more than 1,100 dial-up locations throughout the world.

MARKETING AND SALES

        ISP Services. We currently sell our Internet management services to enterprise-size businesses, organizations and affinity groups interested in outsourcing ISP, network management, co-location and data center services or who want to act independently as an ISP. Currently, we market primarily through strategic partners and direct sales. In the future, we plan to expand our direct sales efforts and market our services to membership-based organizations. We also anticipate building a value added reseller network to assist our sales efforts.

        Our future marketing strategy will focus on identifying likely uses of our ISP management services.

        Satellite. Our one-way and bi-directional satellite services are sold directly to small to enterprise-size businesses and through a nationwide network of value added resellers in a variety of markets including education, hospitality, government, entertainment and law enforcement. In addition, these services are marketed in the business continuity market to businesses with mission-critical applications as a back up to terrestrial infrastructure. We are discontinuing this business line.


        Wireless. We market our high-speed fixed wireless offering as a "last mile" delivery solution to small, medium and enterprise-size businesses in our service coverage areas. Our initial service launch was targeted to local businesses in the West Los Angeles region. Future plans include extending our services to additional markets in Southern California and eventually marketing our wireless services to other areas of the U.S. and abroad. We are discontinuing this business line.

        We employ a staff of sales people dedicated to our ISP management business. They focus their efforts on organizing incoming leads, establishing contact with potential customers and the closure of sales to a wide variety of businesses and consumers.

DIVERSIFICATION OF BUSINESS

        Our entire business is presently focused on products and services provided by our PacificNet subsidiary. Approximately 60% of our consolidated revenue is currently being derived from providing V-ISP services to Genuity, Inc.

BACKLOG OF ORDERS

        We currently do not have a backlog of orders.

INTELLECTUAL PROPERTY

        We believe that our intellectual property is an important factor in maintaining our competitive position in our business. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, as well as confidentiality agreements with our employees, consultants, vendors and corporate business partners. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products or technology to develop similar technology. Moreover, our agreements with employees, consultants and others who participate in product and service development activities may be breached, we may not have adequate remedies for any breach, and our trade secrets may become known or independently developed by competitors.

        Patents. Regarding our satellite business, we currently have filed two pending patent applications. In addition, we are in the process of filing additional patent applications for devices and processes directly and indirectly related to the initial two filings. Any patent applications may not be granted, future patents may be challenged, invalidated or circumvented, and the rights granted under a patent that may be issued may not provide competitive advantages to us. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has been issued or is issued in the future, we would need either to obtain a license from the holder of the patent or to design around the patent. We may not be able to obtain a required license on acceptable terms, if at all, or to design around the patent. We are discontinuing our satellite services business.

        Trademarks. We have applied for registration of all of our primary trademarks in the United States, including "eSat," "SatBone," "S-Bone," "Sibone," "VOS," and "Virtual Onboard Switching." We intend to continue to pursue the registration of "eSat," "VOS," and "Virtual Onboard Switching" as they relate to our Internet management business. The others relate to our satellite services business which is being discontinued. We cannot be sure that we can prevent all third party use of our trademarks. We have obtained the Internet domain name "esatinc.com" but we are aware that an Irish telecommunications company has the same name ("ESAT") and the Internet domain name "esat.com." We have not been asked to cease using the name "eSat."

        Copyrights. Software has been developed for eSat, PacificNet, and InterWireless that is protected by copyright law. There is no assurance that the steps we take will be adequate to protect these rights or that we will be successful in preventing the illegal duplication, distribution or other use of our software. Our failure to adequately limit the unauthorized redistribution of our software could result in litigation, which could harm our business.

        The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective protection may not be available in these jurisdictions.

        We rely on technology and other proprietary matter that we license from third parties, including software and images that are integrated with internally developed software and used in our products and services. Third party licenses may not continue to be available to us on commercially reasonable terms.
The loss of any of these rights could harm our business.

        Third parties may assert infringement claims against us. From time to time we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our users. Any such claims, or any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, such litigation could be time consuming and expensive to defend, and, even if we were to prevail, could result in the diversion of our time and attention, any of which could materially and adversely affect our result in limitations on our ability to use such trademarks, patents and other intellectual property unless we enter into arrangements with the appropriate third parties, which may be unavailable on commercially reasonable terms.

COMPETITION

        We compete in the market for providing Internet access services to the business, government, education and nonprofit sectors.

        We anticipate competition from Internet service providers (ISPs) which provide satellite downlink data transmission in the commercial/business, government and education sectors. Our competitors also include the established ISPs, which offer a variety of connection features and speeds of access. Some use telephone lines, some use television cable systems, and others offer satellite focused services. There are numerous providers of these services and no one provider dominates the market. Many service providers are affiliated with telephone or cable television companies which provide capital resources and customer marketing opportunities unavailable to us. At this time, we believe no competitor has a dominant position in the worldwide ISP market segment.

        We have not established a competitive position in the market place, since we have only recently commenced the marketing and sales of our products. As a result, potential customers are unable to evaluate other customers' experiences in using our products. This lack of track record might dissuade some customers from purchasing our products until there is a greater customer base and a broader evaluation of the quality and effectiveness of our products and services.

        We compete principally on price, performance, and availability of service. The service is available in any location, particularly remote locations, due to the wide satellite broadcast footprint. We offer an easy to use format, with each gateway delivered pre-configured for the customer's geographic location, local connection to the Internet, and connection to a local area network. Our pricing of products and services is subject to change in accordance with market changes and competitive conditions.

        The positive factors pertaining to our competitive position include our pricing, widespread availability, and an easy to use format. The negative factors pertaining to our competitive position are lack of product awareness and of brand recognition among potential customers, lack of widespread user-base, and, in some instances, a lack of customer track record.

RESEARCH AND DEVELOPMENT

        We do not plan to devote further resources to continued research and development of various Internet related products and services.

EMPLOYEES

        We currently have 68 employees. All are located at our facilities in Universal City, California, except for one who is located in Vienna, Austria.

DESCRIPTION OF PROPERTY

        We do not own any material physical properties. We lease our headquarters in Universal City California, as well as a facility in Fountain Valley, California, pursuant to commercial leases which expire September 30, 2004 and September 30, 2003, respectively. We also lease space in Raleigh, North Carolina, which houses our computer equipment related to our uplink to the satellite network. We plan to sublease our facility in Fountain Valley, California, and Raleigh, North Carolina, as soon as possible. We believe we have adequate space to conduct our business for the foreseeable future.

LEGAL PROCEEDINGS

        On January 24, 2001, i-xposure, Inc. brought an action in the Superior Court for Orange, California, against the company seeking to enforce certain guaranties made by the company as a part of a bridge financing transaction for i-xposure. The complaint seeks to recover approximately $360,000 pursuant to the guaranties, costs and other relief deemed proper by the court. If the company is unable to successfully defend this action, it might be forced to seek protection under the bankruptcy laws.

        On December 12, 2000, Michael C. Palmer, the former Chief Executive Officer of the company, and Vantage Capital, Inc. (controlled by Mr. Palmer), commenced an arbitration proceeding against the company in Los Angeles, California, under the rules of the American Arbitration Association, seeking $325,000 in compensation he alleges is owed to him under his contractual arrangements with the company. He has received a writ of attachment in the Superior Court of Los Angeles County, California. If the company is unable to successfully settle this action, it might be forced to seek protection under the bankruptcy laws.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names and positions of our directors and executive officers:

          Officer Name             Age                     Position                                   Since
          ------------             ---                     --------                                   -----
Chester (Chet) L. Noblett, Jr.     55    Chairman of the Board and CEO                                 1997
Bruce Elbert                       57    Executive Vice President and
                                         President of Asia Operations                                  2000
David Pennells                     43    Senior Vice President                                         2000
Steven A. Tulk                     33    Chief Operating Officer, PacificNet Technologies, Inc.        2000
Leon Shpilsky                      36    Senior Vice President, Managing Director -
                                         Europe Operations                                             2000
Mark S. Basile                     38    Chief Financial Officer                                       2000
Salvator A. Piraino                72    Director                                                      1997
Edward Raymund                     71    Director                                                      2000
James E. Fuchs                     72    Director                                                      2000


        The directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers are elected annually by the board of directors and hold office until their successors are elected and qualified.

        The following sets forth biographical information concerning our directors and executive officers for at least the past five years.

        CHESTER (CHET) L. NOBLETT, JR. has been Chairman of the Board since April 1999 and a Director since June 1997 and CEO since September 2000. He was Chief Operating Officer from June 1997 until December 1999. He served briefly as interim Chief Financial Officer in January and February 2000. From 1990 to 1996, Mr. Noblett was employed as the chief executive officer for Tradom International, a subsidiary of Asahi Shouian, Inc., an international food brokerage company. From 1975 to 1990, he was chief executive officer of C. Noblett & Associates, a food brokerage company. Mr. Noblett is also president and a director of Cyber Village Network, a computer software company. Mr. Noblett received a B.S. degree in Business Administration from the University of Southern California in 1971.
        BRUCE ELBERT became Executive President in July 2000. For the past 25 years, Mr. Elbert held several key management positions in various of the Hughes Electronics and other Hughes companies. He holds a B.S. degree in Electrical Engineering from City College of New York, an M.S. degree in electronics engineering and computer science from the University of Maryland and a Masters in Business Administration from Pepperdine University.
        DAVID PENNELLS became Senior Vice President of the company on May 1, 2000. From 1995 to 1999, he was Vice President and co-founder (along with Mr. Elliot) of PacificNet, LLC, the predecessor of PacificNet Technologies, Inc. He remains the Vice President of PacificNet. In 1998, Mr. Pennells co-founded (along with Mr. Elliot), and became Vice President of, InterWireless, Inc. He remains in that position.

        STEVEN A. TULK was appointed Chief Operating Officer of PacificNet Technologies, Inc. and InterWireless, Inc. in July 2000. Prior to that he served as the company's Senior Vice President, Managing Director - Asia Operations from January 2000 to July 2000. Mr. Tulk served as chief information officer of Vivendi Water's consumer and commercial division from December 1998 to January 2000. From 1994 to 1998, Mr. Tulk operated Tulk Consulting Inc., a software development and network engineering consulting firm. From 1992 to 1994 Mr. Tulk was director of management information systems for Pharmacia's ophthalmic division. Mr. Tulk served as senior technical specialist for the J. Paul Getty Trust from 1990 to 1992. Mr. Tulk received a B.S. in Business Administration from the University of California at Riverside in 1990.
        LEON SHPILSKY was appointed as the company's Senior Vice President, Managing Director - Europe Operations in May 2000. From 1987 to May 2000, Mr. Shpilsky held various positions with the certified public accounting firm of Parks, Palmer, Turner and Yemenedjian, most recently serving as principal/director of international practice. From 1984 to 1987, Mr. Shpilsky was a certified public accountant with KPMG Peat Marwick, LLP, an international accounting and consulting firm. Mr. Shpilsky received a B.S. in Business Administration from the University of Southern California in 1984.
        MARK S. BASILE was appointed as the company's Chief Financial Officer in March 2000 and Secretary in September 2000. From March 1999 to March 2000, Mr. Basile was chief financial officer of Superior Galleries, Inc., an auction services firm in Beverly Hills, California. From 1996 through March 1999, Mr. Basile served as director of management accounting and controller of the Hawaii division of Young's Market Company. From 1989 to 1996, Mr. Basile was director of internal audit at K2 Inc., a manufacturer of sporting goods and recreational products. Prior to that, Mr. Basile was a certified public accountant at Ernst & Young LLP, an international accounting and consulting firm. Mr. Basile received a B.S. in Accounting from the University of Florida in 1983.
        SALVATOR A. PIRAINO has been a director of the company since December 1997. From September 1992 to the present, Mr. Piraino has operated Management and Technical Services, a management consultant firm providing management, engineering and manufacturing expertise to a number of small companies. From 1974 to 1992, Mr. Piraino was employed as a director, program manager, product line manager and assistant division manager for Hughes Aircraft Company. Mr. Piraino received a B.E. degree in Engineering from Loyola University in 1950.
        EDWARD (ED) RAYMUND has been a director of the company since July 2000. Mr. Raymund is founder and Chairman Emeritus of Tech Data Corp., a Fortune 500 company which he founded in 1973. Mr. Raymund serves as a director on Tech Data's Board. He is also chairman of the University of Southern California Supply Chain Management Board of Directors and is a member of the Advisory Boards for Mission Hospital Regional Medical Center and the University of Southern California Business School. In 1997, Mr. Raymund was named in initial inductee in Computer Reseller New's Industry Hall of Fame. Mr. Raymund holds a Bachelor's Degree in Business Administrating with an emphasis in Finance from the University of Southern California.

        JAMES E. FUCHS has been a director of the company since July 2000. Mr. Fuchs is chairman and co-chief executive officer of the Consamer Group, Inc., a corporation structured to utilize its marketing, sales, finance and consulting expertise for various ventures. Mr. Fuchs is also chairman and chief executive officer of Grenfox Group, Inc., a company involved in the development and production of environmentally friendly inks and related coating products. Prior to these posts, Mr. Fuchs was chairman and chief executive officer of Integrated Human Solutions, an international human resources and consulting firm, and held executive positions with the National Broadcasting Company, Curtis Publishing Company, the Mutual Broadcasting Systems, Mutual Sports, Inc. and Culligan Communications, Inc. Mr. Fuchs is a member of the board of directors of Fountain Pharmaceuticals, Inc. and Alternate Care, Inc. Mr. Fuchs is a graduate of Yale University.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the compensation we paid to our Chief Executive Officer, each of the four most highly compensated executive officers that earned more than $100,000 during 2000.

                                               Annual Compensation                               Long Term Compensation
                                   --------------------------------------------------    ----------------------------------------
                                                                                                  Awards
                                                                                         -------------------------
                                                                            Other        Restricted      Securities
Name and                                                                    Annual         Stock         Underlying    All Other
Principal Position                 Year      Salary         Bonus        Compensation      Awards          Options   Compensation
--------------------               ----    ----------      -------       ------------    ----------       ---------  ------------
Michael C. Palmer(1)               2000    $  210,833      $
  Former President, CEO            1999       455,913                    $   87,500                     1,625,000
  and Secretary                    1998        10,780                                                     100,000

Chester L. Noblett, Jr.(2)         2000       230,042
  Chief Executive Officer          1999       178,936                        48,750                       300,000
                                   1998       114,750                                                   1,095,802

Richard Elliot(3)                  2000       127,500        3,482
  Senior Vice President            1999             -
  and Chief Technology Officer,    1998             -
  Interwireless, Inc.

David Pennells(4)                  2000       108,250        2,885
  Senior Vice President            1999             -
  and President, PacificNet        1998             -
  Technologies, Inc.

Steven A. Tulk(5)                  2000       145,250       50,000          115,007                       350,000
  Chief Operating Officer,         1999             -
  PacificNet Technologies, Inc.    1998             -

Bruce Elbert(6)                    2000        75,029                                                     300,000
  Executive Vice President         1999             -
                                   1998             -

* Please see Certain transactions, below, and Note 8(e) to the Financial Statements regarding the cancellation of Mr. Coulter's options in March, 1999.

(1) In 1999, Mr. Palmer was an employee of Parks Palmer Business Services, a subsidiary of Century Business Services. The amount denoted as salary includes all amounts paid to Parks Palmer Business Services through October 1999, including payments for services other than those provided by Mr. Palmer. Effective November 1999, the company paid Vantage Capital, Inc. ("VCI") $25,000 per month for Mr. Palmer's services pursuant to a consulting agreement. Mr. Palmer is the sole owner of VCI. In addition, VCI received warrants to purchase 600,000 shares of common stock as part of the consulting arrangement. See "Certain transactions" for additional information. Mr. Palmer ceased being an officer of the company in September 2000.

(2)     Includes back pay of $57,417 earned in 1999 and paid in January 2000.

(3) Mr. Elliot joined us in April 2000, with a base salary of $180,000. Mr. Elliot left the company in January, 2001.

(4)     Mr. Pennells joined us in April 2000, with a base salary of $150,000.

(5) Mr. Tulk joined us in January 2000, with a base salary of $150,000. Other compensation includes amounts paid to Mr. Tulk for relocation of his home.

(6)     Mr. Elbert joined us in July 2000, with a base salary of $175,000.

        The company has entered into an employment agreement with Mr. Noblett for a period of five years commencing September 25, 1997. Under the agreement, Mr. Noblett receives a salary of $225,000 per year plus health insurance benefits of $200 per month. The employment agreement includes a cost-of-living increase, plus any other increase which may be determined from time to time in the discretion of our Board of Directors. In addition, Mr. Noblett is provided with a car on lease terms determined by the company, provided that the monthly operating costs (including lease payments) to be paid by the company will not exceed $750.

        We have entered into an employment agreement with Mr. Tulk for a period of five years, commencing January 1, 2000. Under the terms of this agreement, Mr. Tulk receives a minimum base salary of $150,000 per year, and is eligible to earn a performance bonus of up to 100% of his base salary. In addition to receiving a signing bonus of $50,000, Mr. Tulk is also entitled to reimbursement of his relocation expenses, as well as his business-related expenses, under the employment agreement. Further, Mr. Tulk received stock options for 350,000 shares of our stock by the terms of his stock option agreement.

        The company entered into an employment agreement with Richard Elliot for a period of three years, commencing May 1, 2000. He resigned as an officer of the company in January 2001. By the terms of the agreement, Mr. Elliot received a base salary of $180,000 per year. The employment agreement included company health insurance coverage and reimbursement of normal business-related expenses. In addition, Mr. Elliot was entitled to receive paid vacation and sick time, as well as paid time during which he may attend professional conferences or seminars. The agreement also provided an automobile allowance of $1400 per month that includes payment of associated automobile insurance.

        The company has entered into an employment agreement with David Pennells for a period of three years, commencing May 1, 2000. The agreement will automatically renew for successive one year periods unless either party chooses not to renew the contract. Mr. Pennells, by the terms of the agreement, receives a base salary of $180,000 per year, and is eligible to receive performance-based bonus compensation. Under the agreement, Mr. Pennells' salary will be reviewed on an annual basis (or more frequently) by our Board of Directors. The employment agreement includes company health insurance coverage and reimbursement of normal business-related expenses. In addition, Mr. Pennells is entitled to receive paid vacation and sick time, as well as paid time during which he may attend professional conferences or seminars. The agreement also provides an automobile allowance of $1400 per month that includes payment of associated automobile insurance. Further, Mr.

Pennells' employment agreement allows him to be eligible to receive an aggregate of 1,000,000 options to purchase shares of our stock for allocation to a pool of PacificNet and InterWireless employees. 850,000 of these options have already been allocated to certain employees of those two subsidiaries.

        We have entered into an employment agreement with Leon Shpilsky for a period of three years, commencing May 8, 2000. The agreement will automatically renew for successive one year periods, provided neither party chooses not to renew the contract. Mr. Shpilsky, by the terms of the agreement, receives a base salary of $125,000 per year, and is eligible to receive performance-based compensation. Under the agreement, Mr. Shpilsky may also receive a salary adjustment under certain conditions while he is based in Western Europe. The employment agreement includes company health insurance coverage and reimbursement of normal business-related expenses. In addition, Mr. Shpilsky is entitled to receive paid vacation and sick time, as well as paid time during which he may attend professional conferences or seminars. The agreement also provides a monthly automobile expense allowance that includes payment of automobile insurance and associated expenses. Further, Mr. Shpilsky is entitled to receive compensation for relocation expenses. The employment agreement also grants to Mr. Shpilsky 300,000 stock options for shares of our company's common stock.

        We have entered into an employment agreement with Bruce Elbert for a period of three years, commencing July 21, 2000. The agreement will automatically renew for successive one year periods, provided neither party chooses not to renew the contract. Mr. Elbert, by the terms of the agreement, receives a base salary of $175,000 per year, and is eligible to earn performance-based compensation. The employment agreement includes company health insurance coverage and reimbursement of normal business-related expenses. In addition, Mr. Elbert is entitled to receive paid vacation and sick time. Under the employment agreement, Mr. Elbert is granted 300,000 stock options for shares of our company's common stock.

OPTION GRANTS IN FISCAL YEAR 2000

                                        Individual
                                          Grants
                                         Percent
                                         of Total
                                         Options     Market
                           Number of    Granted to   Exercise
                            Shares      Employees    of Base   Price on                  Potential Realizable Value at
                          Underlying    in Fiscal     Price    Date of    Expiration      Assumed Annual Rates of Stock
Name                        Options        Year      ($/Sh)     Grant       Date       Price Appreciation for Option Term
----                      ----------    ----------  ---------  --------   ----------   ----------------------------------
                                                                                            5%($)               10%($)
                                                                                      ----------------      -------------
Michael C. Palmer
Chester L. Noblett
Richard Elliot
David Pennells
Steven A. Tulk            350,000         7.1%       $4.00      $4.00       2/1/04         301,709             649,740
Bruce Elbert              300,000         6.1%       $4.00      $1.75      7/21/04         258,608             556,920

        No options were exercised by any of the above named persons in 2000.



DIRECTOR COMPENSATION

        Each non-employee director receives a payment of $500 for each board meeting attended and an annual option grant to purchase 20,000 shares at market value. All directors are entitled to reimbursement for expenses of traveling to and from board meetings, and any other out-of-pocket expenses incurred on behalf of the company.

        Mr. Piraino, who serves as the audit committee chairman, receives a payment of $500 per month for his services.

        Prior to the merger with Technology Guardian, Inc. ("TGI"), Mr. Piraino was granted 25,000 shares of common stock as compensation for serving on the board of directors.

                              CERTAIN TRANSACTIONS


        In April 1997, in exchange for the issuance of 849,750 shares of TGI common stock which were converted into company shares in the merger, TGI entered into a settlement agreement among TGI, Cyber Village Network, Inc. ("CVN") and Mr. Noblett in which CVN and Mr. Noblett agreed to release TGI from all potential claims arising from: (i) an Option Agreement, dated August 6, 1997; and, (ii) an agreement entered into among TGI, David Coulter, as TGI's then President, CVN and Mr. Noblett as agent for CVN ("Commission Agreement").

        The Option Agreement granted options to CVN to purchase shares equal to 10% of TGI's issued and outstanding shares in exchange for forgiveness of a $100,000 promissory note held by CVN, as well as the option to purchase shares equal to 30% of TGI's issued and outstanding shares in exchange for $1,200,000. Further, the Option Agreement provided that David Coulter, TGI's former president, had the right to repurchase shares from CVN equal to 15% of TGI's common stock following the exercise of the option by CVN in exchange for $1,200,000. Mr. Coulter offset his obligation to pay CVN $1,200,000 by the $1,200,000 payable to TGI by CVN pursuant to its exercise of options. The Commission Agreement provided that TGI and Mr. Coulter, TGI's then President, would pay Mr. Noblett, as agent for CVN, an amount equal to 6% of the gross proceeds received by TGI from any underwriting arranged by Andrew Glashow and Joe Py, including bridge financing, and subsequently, Mr. Noblett would rebate one-third of the aforementioned fees to Mr. Coulter. The Option Agreement was subsequently canceled and the parties released each other from all claims.

        Prior to the issuance of the 1,030,000 shares of TGI's stock as a result of the exercise of the Option Agreement by CVN and the 849,750 shares received in consideration for the Settlement Agreement, for a total of 1,879,750 Shares, Mr. Noblett, as agent for CVN, assigned 1,060,000 shares to certain persons as consideration for loans made to CVN.

        In March 1998 TGI completed payment to Mr. Noblett of a fee in the amount of $100,000 for services provided in assisting TGI with obtaining additional capital.

        In May 1998 Mr. Coulter transferred 379,250 shares of his stock to CVN. Mr. Coulter then canceled 5,414,172 shares of common stock of TGI in connection with the pending private placement of shares of TGI. Of the shares canceled, TGI reissued 125,619 shares to him in August 1998, prior to completion of the merger with U.S. Connect 1995.

        The cancellation of the Option Agreement was part of the overall consideration given in settling the disputes between Mr. Noblett and Mr. Coulter. A dispute arose between Messrs. Noblett and Coulter with regard to Mr. Noblett's right to purchase 30% of the outstanding stock of TGI. Due to what Mr. Coulter perceived to be the increasing potential of TGI, he did not want TGI to honor its prior commitment to Mr. Noblett. The transactions had no impact on the operations of the company. These transactions only resolved disputed issues between Mr. Noblett and Mr. Coulter. At that point in time, there were fewer than ten stockholders of the company, all of whom were closely associated with the company. Accordingly, there were no public stockholders affected in any way by these transactions.

        In connection with the merger with U.S. Connect 1995, we assumed the obligations of TGI to issue options to purchase 2,000,000 shares of TGI common stock on a pro rata basis to all TGI stockholders as of August 30, 1998, at an exercise price of $0.7168 per share, exercisable for five years from date of grant. In addition, the company assumed the obligations of TGI for options to purchase 1,910,885 shares of TGI common stock to Mr. Coulter, then-President of TGI, and 500,000 shares of TGI common stock to Mr. Noblett, the Vice President and Chief Operating Officer of TGI, at an exercise price of $.7168 per share, exercisable for five years from date of grant. In October 1998 the Board of Directors authorized the issuance of additional options to purchase 1,500,000 shares of common stock to Mr. Coulter, and 333,000 shares of common stock to Mr. Noblett, at an exercise price of $3.00 per share, exercisable for five years from date of grant subject to the company achieving $30,000,000 in sales in 1999. We did not achieve this level of sales in 1999, and therefore the additional options issued to Mr. Coulter (1,500,000) and Mr. Noblett (333,000) lapsed.

        On March 22, 1999, Mr. Coulter resigned as a director and officer of the company. Pursuant to a resignation agreement, Mr. Coulter agreed to cancel 1,767,769 shares of common stock, reducing the number of shares he holds to 3,000,000 shares of common stock. By contract, the 3,000,000 shares retained by Mr. Coulter are nonvoting. In addition, Mr. Coulter agreed to cancel all options held by him to purchase 3,410,885 shares of common stock. The canceled options included options on 1,500,000 shares exercisable at $3.00 per share and options on 1,910,885 shares at $0.7168 per share. Mr. Coulter agreed to accept in lieu thereof options to purchase 1,500,000 shares of common stock, with an exercise price of $3.00 per share, for five years from August 22, 1999. Mr. Coulter also agreed to the termination of his employment agreement. We agreed to pay Mr. Coulter a severance payment of $150,000, payable at the rate of $30,000 per month from the time of resignation, and to pay Mr. Coulter for consulting with us at the rate of $10,000 per month for a total of 36 months, commencing upon his resignation. We have entered into a general mutual release of claims with Mr. Coulter. As a result of an alleged breach of the resignation agreement by Mr. Coulter, we suspended the payment of $10,000 per month to Mr. Coulter. On February 23, 2000, we entered into a settlement agreement and general release with Mr. Coulter, pursuant to which Mr. Coulter released all claims for compensation under the resignation agreement of March 22, 1999, and agreed to transfer certain domain names to us. In return, we agreed to pay Mr. Coulter $90,000 and to grant him piggy back registration rights with respect to shares he acquires in the exercise of his stock options.

        CFE and VCI (the "Consultant") worked together as equal joint venture partners pursuant to an exclusive consulting agreement entered into between the Consultant and the company, dated September 15, 1999, which was to terminate no earlier than September 15, 2002. Mr. Palmer, CEO of the company, is also the owner and President of the Consultant.

        Pursuant to the consulting agreement, we agreed to issue 2,500,000 shares of Series B 12% Convertible Preferred Stock to CFE for $2.00 per share, and 1,000,000 shares of Series A 12% Convertible Preferred Stock to VCI for $2.00 per share.

        The consulting agreement and the issued and outstanding Series B Preferred Stock were canceled by mutual agreement of the parties in March 2000. As part of the settlement, we agreed with CFE to settle a dispute about the number of common shares issued to CFE and its clients and the amount we received in payment for those shares. CFE paid us $558,510 and we entered into a mutual release with CFE for all claims. In addition, CFE agreed to put the shares of common stock which CFE would receive upon conversion of its warrants into a voting trust if requested by NASDAQ in order to facilitate a listing on NASDAQ. Furthermore, all of the outstanding Series A Preferred Stock were converted into 550,000 shares of common stock in April 2000. The warrants issued to the former holders of Series A Preferred Stock and Series B Preferred Stock remain outstanding.

        In 2000, the company entered into a consulting agreement with a company controlled by Salvator A. Piraino, one of our directors. Such company agreed to provide sales strategy and other business strategy services for a flat fee of $1,500 per month. The agreement is cancellable by either party at will.

                             PRINCIPAL STOCKHOLDERS


COMMON STOCK

        The following table sets forth, as of February 2, 2001, the ownership of the company's common stock by

        -      each director and named executive officer of the company,

        - all named executive officers and directors of the company as a group, and

        - all persons known by the company to beneficially own more than 5% of the company's common stock.


                                                              Amount and           Percent
                                                              Nature of           of Total
                                                              Beneficial         Shares and
        Beneficial Owner                                     Ownership(1)          Options
        ------------------------------------                 ------------      --------------
        David B. Coulter(2)
        15555 Huntington Village Lane, #239                     2,500,000            9.26%
        Building 9
        Huntington Beach, CA 92647

        Chester (Chet) L. Noblett Jr.(3)                        2,737,097           10.23%
        16520 Harbor Boulevard, Bldg. G
        Fountain Valley, California 92708

        Salvator Piraino(4)                                       161,103             *
        16520 Harbor Boulevard, Bldg. G
        Fountain Valley, California 92708



   James E. Fuchs                                          2,500            *
   10 Universal City Plaza, Suite 1130
   Universal City, California  91608

   Michael C. Palmer(5)                                  728,660           2.78%
   10 Universal City Plaza, Suite 1130
   Universal City, California  91608

   Richard Elliot                                      2,062,500           8.09%
   10 Universal City Plaza, Suite 1130
   Universal City, California 91608

   Steven A. Tulk(6)                                     233,333              *
   10 Universal City Plaza, Suite 1130
   Universal City, California 91608

   Ed Raymund                                                 --              *
   10 Universal City Plaza, Suite 1130
   Universal City, California 91608

   David Pennells                                        687,500           2.70%
   10 Universal City Plaza, Suite 1130
   Universal City, California 91608

   Directors and Named Executive Officers              9,110,193          31.13%
   as a group

*       Less than one percent.

(1) Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Includes options to purchase 1,500,000 shares of the company's common stock at $3.00 per share for a period of five years from August 22, 1998.

(3) Includes options to purchase (i) 262,802 shares of the company's common stock at $0.7168 per share for a period of five years from date of grant (August 8, 1998); (ii) 333,000 shares of the company's common stock at $3.00 per share for a period of five years from date of grant (October 7, 1998); (iii) 300,000 shares of the company's common stock at $3.00 per share for a period of five years from date of grant (September 15, 1998); and (iv) warrants to purchase 350,000 shares of the company's common stock at $2.40 per share for a period of five years from date of grant (June 9, 1998).

(4) Includes options to purchase (i) 16,103 shares of the company's common stock at $0.7168 per share for a period of five years from date of grant (August 31, 1998); (ii) 20,000 shares of the company's common stock at $5.50 per share for a period of five years from date of grant (September 30, 1999); and (iii) 25,000 shares of the company's common stock at $4.00 per share for a period of five years from date of grant (February 9, 1999).


(5) Includes options to purchase (i) 100,000 shares of the company's common stock at $9.25 per share for a period of five years from date of grant (November 28, 1998); (ii) 25,000 shares of the company's common stock at $4.00 per share for a period of five years from date of grant (February 9, 1999); and (iii) 100,000 shares of the company's common stock at $6.25 per share, 150,000 shares at $4.25 per share, 150,000 shares at $5.25 per share and 200,000 shares at $8.50 per share for a period of five years from date of grant (November 1, 1999).

PREFERRED STOCK

        The following table sets forth information regarding the beneficial ownership of our voting preferred stock as of the date of this prospectus:

                                   Name and Address                 Number of Shares   Percent
        Class                      of Beneficial Owner             Beneficially Owned  of Class
        -----                      -------------------             ------------------  --------
        Series C                   Wentworth, LLC                        50,000          100%
        6% Convertible             Corporate Center
        Preferred Stock(1)         West Bay Road
                                   Grand Cayman

        Series D                   Wentworth, LLC                        66,416          100%
        6% Convertible Preferred   Corporate Center
        Stock(1)                   West Bay Road
                                   Grand Cayman

        Series E                   Wentworth, LLC                        30,000          100%
        6% Convertible             Corporate Center
        Preferred Stock(1)         West Bay Road
                                   Grand Cayman


        (1) All of the above preferred stock is convertible into common stock immediately; provided however, that no conversion may occur if, after conversion, the holder would be deemed beneficial owner of more than 4.99% of the company's then outstanding common stock. See "Description of securities" for details on the conversion prices.


                              SELLING STOCKHOLDERS


        All of the shares offered by this prospectus have been registered for sale for the accounts of selling stockholders. The selling stockholders have obtained or will obtain the common stock offered under this prospectus by purchasing common stock from us pursuant to the Private Equity Credit Agreement described in "Management's discussion and analysis of financial condition and results of operations - Liquidity and capital resources," or converting or exercising certain of our convertible securities that they now hold or have the right to acquire. These selling stockholders hold shares of Series C 6% Convertible Preferred Stock ("Series C Preferred"), Series D 6% Convertible Preferred Stock ("Series D Preferred"), Series E 6% Convertible Preferred Stock ("Series E Preferred"), warrants to purchase



        (6) Includes vested portion of options to purchase 350,000 shares of the company's common stock at $4.00 per share for a period of four years from date of grant (February 1, 2004)
common stock that we issued to holders of the Series C Preferred, Series D Preferred and Series E Preferred in connection with the issuance of the Series C Preferred, Series D Preferred, Series E Preferred, warrants we issued to an investment banker that facilitated our sales of Series C, D and E Preferred or common stock acquired upon the exercise of those warrants.

         The table below includes, in the total number of shares offered, shares of common stock that have been issued or are issuable pursuant to the Private Equity Credit Agreement or upon conversion of shares of Series C Preferred, Series D Preferred and Series E Preferred.

        The table below also includes shares of common stock issuable upon exercise of warrants issued or issuable (i) to a selling stockholder under the Private Equity Credit Agreement, (ii) to holders (who are selling stockholders) of Series C Preferred, Series D Preferred, and Series E Preferred, (iii) to an investment banker which facilitated the sale of Series C, D and E Preferred and
(iv) shares of common stock acquired, or to be acquired, by a selling stockholder pursuant to exercise of certain warrants.

        We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders. We have previously received $15,500,000 from the sale of Series C, Series D and Series E Preferred shares and may receive up to $7,000,000 ($2,000,000 of which has already been received) from sale of common stock under the Private Equity Credit Agreement. In addition, we may receive additional funds in a currently indeterminable amount if outstanding warrants are exercised by the selling stockholders.

        Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares of common stock which each selling stockholder owns or has the right to immediately acquire as of the date hereof, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus. No selling stockholder has held any office or maintained any material relationship with us, or any of our predecessors or affiliates, over the past three years.


                                     Common Shares                             Common Shares
                                  Beneficially Owned         Number of      Beneficially Owned
                                  Prior to Offering(1)        Common        After Offering(1)(2)
                               -------------------------      Shares        --------------------
Name and Address                  Number        Percent       Offered       Number      Percent
                               -----------    ----------     -----------    -------    ----------
Wentworth, LLC(3)
Corporate Center
West Bay Road
Grand Cayman                   115,402,363(4)    81.9%(5)    25,404,986(4)       -0-          0%
                               -----------      ------       ----------     ---------  ----------
Grayson & Associates(6)
One Tabor Center
1200 17th Street, 16th Floor
Golden, Colorado 80202           1,226,657        4.6%        1,226,657          -0-          0%
                               -----------      ------       ----------     ---------  ----------


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or that become exercisable within 60 days of the date of this prospectus, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person. For purposes of this table, it is assumed that all shares registered and offered pursuant to this prospectus have been purchased. All such shares will be purchased or acquired pursuant to a Private Equity Credit Agreement, upon conversion of convertible preferred stock or exercise of warrants prior to being resold pursuant to this prospectus.

(2) Assumes that all shares of common stock offered in this prospectus will be sold.

(3) Navigator Management Ltd., the Manager of Wentworth, LLC, has voting and investment decision authority over this investment.

(4) In accordance with the Private Equity Credit Agreement, the terms of the Series C, D and E Preferred Stock, and the underlying warrant agreements with Wentworth, LLC, we are required to register an amount of shares equal to 200% of the shares issuable with respect to such agreements. The actual number of shares to be sold will depend on the number of shares acquired by Wentworth, LLC pursuant to the Private Equity Credit Agreement or upon conversion of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and warrants it holds.

(5) Pursuant to the Private Equity Credit Agreement, Wentworth LLC, without our shareholders' approval, may not acquire at any one time more than 19.9% of our outstanding common stock. Pursuant to the terms of our Series C, D and E Preferred Stock, Wentworth LLC may not convert such shares into our common stock if the conversion would result in its being deemed beneficial owner of more than 4.99% of our outstanding common stock.

(6) Gerald Grayson, President of Grayson & Associates, is the individual who has voting and investment decision authority over this investment.



                            DESCRIPTION OF SECURITIES


        The following summary description of our capital stock is not intended to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

GENERAL

        We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value, of which 25,496,915 common shares are issued and outstanding (exclusive of shares reflected in this prospectus as being held for sale by selling shareholders), and 10,000,000 shares of preferred stock, $0.001 par value, of which 146,416 shares are issued and outstanding. There are 653 holders of record of our common stock as of the date of this prospectus.

        Based on the current market price of our common stock, if all of our outstanding convertible stock, warrants and options were all converted or exercised to acquire common stock, we would not have enough authorized shares to honor the conversions or exercises. The company will monitor the situation and, if deemed necessary, will propose an amendment to the articles of incorporation at the next annual meeting to increase the number of authorized shares of common stock.

        As of February 2, 2001, we have reserved 4,802,332 shares of common stock for issuance pursuant to options, and an aggregate of 9,748,665 shares for issuance pursuant to outstanding warrants and convertible securities agreements. We do not expect these warrants or options to be exercised in the near future since, in all cases, the exercise price is higher than the market price for our common stock.

COMMON STOCK

        The principal terms of our common stock are set forth below:

        -      number authorized: 100,000,000

        - number outstanding: 25,496,915 exclusive of shares reflected in this prospectus as being held for sale by the selling stockholders

        -      dividend rate: see "Dividend policy"

        -      vote per share: one

        - no preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into or exercisable or exchangeable for shares of our common stock

        - outstanding shares of common stock are duly authorized and validly issued, fully paid and nonassessable

PREFERRED STOCK

        Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, designations, rights, preferences and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders. The issuance of preferred stock in certain circumstances may delay, deter or prevent a change in control of the company, may discourage bids for our common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. The principal terms of our preferred stock are set forth below:

        Series C 6% Convertible Preferred

        -      number authorized: 50,000 shares

        -      number outstanding: 50,000 shares

        -      dividend rate: 6% payable in either cash or common stock

        - per share liquidation preference: $100 (aggregate preference of $5,000,000)

        - vote per share: one vote for each share of common stock into which the preferred stock could be converted as of the record date for the vote

        -      right to appoint directors: none

        - when convertible: all shares are convertible as of the date of this prospectus, provided that not more than 20% of the shares may be converted in any period of five consecutive trading days. Further, no holder may convert into common stock if, as a result of such conversion, that holder would own more than 19.9% of the issued and outstanding shares of our common stock (we are required to redeem any excess). In addition, no holder may convert Series C Preferred Stock if, after such conversion, the holder would be deemed a beneficial owner of more than 4.99% of the then outstanding shares of common stock of the company

        - conversion price: the lesser of 125% of the closing bid price of the common stock on December 28, 1999 ($3.4375), or 85% of the five date average quoted price for the five trading days immediately preceding the conversion notice date

        - contains standard anti-dilution provisions to protect against stock splits and below market stock issuances

        - redemption rights: holders have no redemption rights. We may redeem at our election for cash at a price equal to the greater of a) an amount sufficient to yield to holders a 17.5% annualized rate of return or b) the economic benefit a holder would realize (before taxes and brokerage commissions) from converting the stock to common stock and selling it

        - registration rights: the common stock into which the Series C Preferred may be converted is required to be registered with the Securities and Exchange Commission

Series D 6% Convertible Preferred

        -      number authorized: 75,000 shares

        -      number outstanding: 66,416 shares

        -      dividend rate: 6% payable in either cash or common stock

        - per share liquidation preference: $100 (aggregate preference of $6,641,564)

        - vote per share: one vote for each share of common stock into which the preferred stock could be converted as of the record date for the vote

        -      right to appoint directors: none

        - when convertible: 25,000 shares are convertible 30 days after the effective date of this prospectus; 25,000 shares are convertible 60 days after the date of this prospectus; and the balance is convertible 90 days after the date of this prospectus; provided that not more than 20% of the shares may be converted in any period of five consecutive trading days. Further, no holder may convert into common stock if, as a result of such conversion, that holder would own more than 19.9% of the issued and outstanding shares of our common stock (we are required to redeem any excess). In addition, no holder may convert Series D Preferred Stock if, after such conversion, the holder would be deemed a beneficial owner of more than 4.99% of the then outstanding shares of common stock of the company

        - conversion price: the lesser of 125% of the closing bid price of the common stock on April 12, 2000 ($3.1875), or 85% of the average price for the five trading days prior to the conversion notice date

        - contains standard anti-dilution provisions to protect against stock splits and below market stock issuances

        - redemption rights: holders have no redemption rights. We may redeem at our election for cash at a price equal to the greater of a) an amount sufficient to yield to holders a 17.5% annualized rate of return or b) the economic benefit a holder would realize (before taxes and brokerage commissions) from converting the stock to common stock and selling it

        - registration rights: the common stock into which the Series D Preferred may be converted is required to be registered with the Securities and Exchange Commission

        Series E 6% Convertible Preferred

        -      number authorized: 30,000 shares

        -      number outstanding: 30,000 shares

        -      dividend rate: 6% payable in either cash or common stock

        - per share liquidation preference: $100 (aggregate preference of $3,000,000)

        - vote per share: one vote for each share of common stock into which the preferred stock could be converted as of the record date for the vote

        -      right to appoint directors: none

        - when convertible: 10,000 shares are convertible 30 days after issuance; 10,000 shares are convertible 60 days after issuance; and the balance is convertible 90 days after issuance; provided that not more than 20% of the shares may be converted in any period of five consecutive trading days. Further, no holder may convert into common stock if, as a result of such conversion, that holder would own more than 19.9% of the issued and outstanding shares of our common stock (we are required to redeem any excess). In addition, no holder may convert Series E Preferred Stock if, after such conversion, that holder would own more than 19.9% of the issued and outstanding shares of our common stock (we are required to redeem any excess). In addition, no holder may convert Series E Preferred Stock if, after such conversion, the holder would be deemed a beneficial owner of more than 4.99% of the then outstanding shares of common stock of the company

        - conversion price: the lesser of 125% of the closing bid price of the common stock on August 9, 2000 ($1.5234), or 85% of the average price for the five trading days prior to the conversion notice date

        - contains standard anti-dilution provisions to protect against stock splits and below market stock issuances

        - redemption rights: holders have no redemption rights. We may redeem at our election for cash at a price equal to the greater of a) an amount sufficient to yield to holders a 17.5% annualized rate of return or b) the economic benefit a holder would realize (before taxes and brokerage commissions) from converting the stock to common stock and selling it

        - registration rights: the common stock into which the Series E Preferred may be converted is required to be registered with the Securities and Exchange Commission


                                  ------------

     With regard to the issuance of Series C, D and E Preferred Stock, except in certain circumstances, we have agreed not to sell additional common stock to a third party until 120 days after the date of this prospectus.
WARRANTS TO WENTWORTH, LLC PURSUANT TO SERIES C, SERIES D AND SERIES E PREFERRED STOCK, THE PRIVATE EQUITY CREDIT AGREEMENT ("PECA") AND THE OCTOBER 2000 MODIFICATION OF THE PECA

        - number of warrants: 2,854,555. As shares are issued pursuant to the PECA, the purchaser is entitled to 15% warrant coverage, provided that, under the October 2000 Modification Agreement to the PECA, the purchaser is entitled to 25% warrant coverage on the number of shares to be issued thereunder.
        - when exercisable: at any time and from time to time; provided, however, that in no event shall the holder be entitled to exercise the warrant or shall the company have the obligation to issue shares upon such exercise of all or any portion of the warrant to the extent that, after such conversion, the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates (other than shares of common stock, which may be deemed beneficially owned through the ownership of the unconverted portion of the preferred stock or unexercised portion of the warrants), and (ii) the number of shares of common stock issuable upon the conversion of the preferred stock or exercise of the warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock (after taking into account the shares to be issued to the holder upon such conversion or exercise)

        - exercise price: $4.617 for warrants issued with the Series C Preferred Stock. $3.9844 for warrants issued with the Series D Preferred Stock; $1.5234 for warrants issued with Series E Preferred Stock; the pricing for the warrants issued with the PECA will be based on 125% of the market value of the company's common stock.

        - contains standard anti-dilution provisions to protect against stock splits and below market stock issuances

        - registration rights: the common stock issuable upon exercise of the Series C, Series D, Series E and PECA related warrants is required to be registered with the Securities and Exchange Commission

ANTI-TAKEOVER LAW

        Acquisition of controlling interests. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

        The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

        The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

        If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

        Nevada's control share law may have the effect of discouraging takeovers of the corporation.

        Business combination law. In addition to the above control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

        The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

        Pursuant to the company's articles of incorporation, the personal liability of a director or officer of the company to the company or a stockholder for monetary damages for breach of a fiduciary duty is limited to situations in which a director's or officer's acts or omissions involve intentional misconduct, fraud or knowing violations of law.

        The company's articles of incorporation and bylaws provide for the indemnification of directors and officers of the company to the maximum extent permitted by law. The bylaws provide generally for indemnification as to all expenses incurred or imposed upon them as a result of actions, suits or proceedings if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the company. These documents, among other things, indemnify the company's employees, officers and directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the company, on account of services as any employee, officer or director of the company or as an employee, officer or director of any affiliate of the company. The company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

        There is no pending litigation or proceeding involving a director, officer, employee or other agent of the company as to which indemnification is being sought, and the company is not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

        The company has purchased directors and officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of the company. The insurance policy provides standard directors and officers liability insurance in the amount of $5,000,000.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

        As of the February 2, 2001, assuming sale of $7,000,000 of common stock pursuant to the Private Equity Credit Agreement at $.1514 per share and full conversion of our Series C, Series D and Series E Preferred Stock at the current conversion price, and exercise of the related warrants, we will have 172,482,878 shares of common stock outstanding. Of the then outstanding shares of common stock, 164,254,456 would be freely tradable by persons other than executive officers, directors and ten percent stockholders of the company as that term is defined under the Securities Act, without restriction or further registration, and 8,228,422 would be deemed "restricted securities" within the meaning of, or otherwise governed by, Rule 144 under the Securities Act. If presently unexercised warrants (other than related to Series C, D or E Preferred Stock) or options were exercised to purchase common stock, or presently convertible preferred stock (other than Series C, Series D and Series E Preferred Stock) was converted into common stock, we would have an additional 10,506,110 shares of "restricted securities" outstanding for a total of 182,988,988 shares. "Restricted securities" may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144. The presently outstanding "restricted securities" will be eligible for resale under Rule 144.

        In general, under Rule 144, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell those shares at any time under Rule 144(k) without regard to the limitations described above. In addition to the shares of common stock that are currently outstanding, a total of 4,802,332 shares of common stock are reserved for issuance upon exercise of options granted to our directors, executive officers and employees; 5,703,778 shares are issuable upon exercise of outstanding warrants, exclusive of shares of common stock underlying warrants registered in this prospectus; and, at current conversion prices, 109,916,408 shares are issuable upon conversion of Series C, Series D and Series E Preferred Stock and the PECA.

        We are unable to estimate the number of shares that may be sold in the future by existing holders of shares of our common stock or holders of options or warrants or convertible securities that are outstanding or the effect, if any, that sales of shares of common stock by these persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by these persons could adversely affect the then prevailing market prices of the common stock and warrants.


                              PLAN OF DISTRIBUTION


        The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling stockholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the OTC Bulletin Board or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

        - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

        - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

        -      privately negotiated transactions;

        - if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus; and

        -      any other method permitted pursuant to applicable law.

        In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale.

        Wentworth, LLC is an underwriter with regard to the shares it is offering in this prospectus. Any profits on the resale of such shares may be deemed to be underwriting discounts and commissions.

        With regard to the other shares offered hereby, the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

        If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

        -      the name of each of the participating broker-dealers,

        -      the number of shares involved,

        -      the price at which the shares were sold,

        - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

        - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

        -      any other facts material to the transaction.

        We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. In addition, in the event the selling stockholders sell short shares of common stock issuable on conversion of our Series C, D or E Preferred Stock, this prospectus may be delivered in connection with such short sales and the shares offered by this prospectus may be used to cover such short sales. To the extent, if any, that the selling stockholders may be considered "underwriters" within the meaning of the Securities Act, the sale of the shares by them shall be covered by this prospectus.


        We have advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

                                  LEGAL MATTERS


        Arter & Hadden LLP, Los Angeles, California, has advised us with respect to the validity of the shares of common stock offered by this prospectus.


                                     EXPERTS


         Carpenter, Kuhen & Sprayberry, independent auditors, (now known as Sprayberry, Barnes, Marietta & Luttrell) have audited the consolidated financial statements of the company for the year ended December 31, 1999. Lichter, Weil & Associates, independent auditors, audited our consolidated financial statements for the years ended December 31, 1997 and 1998. Their reports are included in this prospectus. Our consolidated financial statements are included in this prospectus in reliance on their reports, given their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


        The company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning the company and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

        Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of all or any part of those documents may be obtained from the SEC's office after payment of the SEC's prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

        We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and will make available to stockholders quarterly reports containing unaudited consolidated financial data for the first three quarters of each year. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the SEC.

                           ESAT, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                  Page
                                                                                                  ----
ESAT, INC. FINANCIAL STATEMENTS

Report of Carpenter, Kuhen & Sprayberry, Independent Auditors...............................       F-2

Report of Lichter and Associates, Independent Auditors......................................       F-3

Consolidated Balance Sheets - December 31, 1999 and 1998 and September 30, 2000
    (Unaudited).............................................................................       F-4

Consolidated Statements of Operations for the years ended December 31, 1999,
    1998 and 1997 and the nine months ended September 30, 2000 and 1999 (Unaudited).........       F-6

Consolidated Statements of Cash Flows for the years ended December 31, 1999,
    1998 and 1997 and the nine months ended September 30, 2000 and 1999 (Unaudited).........       F-7

Consolidated Statements of Stockholders' Equity for the years ended December
    31, 1999 and 1998 and the nine months ended September 30, 2000 (Unaudited)..............       F-8

Notes to Consolidated Financial Statements for the years ended December 31, 1999,
    1998 and 1997 ..........................................................................       F-9

Notes to Consolidated Financial Statements (Unaudited) for the Nine Months Ended
     September 30, 2000 and 1999 ...........................................................      F-34


                          ESAT, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1999, 1998, AND 1997
                       AND SEPTEMBER 30, 2000 (UNAUDITED)
                   TOGETHER WITH INDEPENDENT AUDITOR'S REPORT

                   [CARPENTER KUHEN & SPRAYBERRY LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders eSat, Inc.
Fountain Valley, California

We have audited the accompanying consolidated balance sheet of eSat, Inc., and subsidiaries, as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of eSat, Inc. as of December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern; however, the Company has experienced losses from operations since inception, except for the reversal in 1999 of employee stock option compensation expense that was recognized in 1998 in accordance with APB 25, and substantial doubt exists as to its continuation as a going concern. Continuation is dependent upon the success of future operations. Management's plans in regard to those matters are described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certain errors in applying APB 25 resulted in an understatement of previously reported compensation expense for the year ended December 31, 1998 and was discovered during the current year. Accordingly, the 1998 financial statements have been restated and an adjustment has been made to compensation expense and retained earnings to correct the error.



CARPENTER, KUHEN & SPRAYBERRY
Oxnard, California
March 29, 2000, except Note 15 as to which the date is May 10, 2000 and Note 11 as to which the date is August 9, 2000

                    [LICHTER, WEIL & ASSOCIATES LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
eSat, Inc. (Formerly Technology Guardian, Inc.)
Fountain Valley, California

We previously audited and reported on the consolidated statements of income and cash flows of eSat, Inc. and subsidiaries for the years ended December 31, 1998 and 1997, prior to their restatement for the 2000 pooling of interests and issued our opinion thereon dated February 23, 1999. The contribution of eSat, Inc. and subsidiaries to revenues and net income represented 14 percent and 99 percent of the respective restated totals for 1998 and 42 percent and 80 percent of the respective restated totals for 1997. Separate financial statements of the other companies included in the 1998 and 1997 restated consolidated statements of income and cash flows were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated statements of income and cash flows for the year ended December 31, 1998 and 1997, after restatement for the 2000 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in
Note 1 of the restated notes to consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company has suffered recurring losses, a decline in revenue and cash shortages. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.


                                            LICHTER, WEIL & ASSOCIATES

February 23, 1999
Los Angeles, California
                                   eSAT, INC.
                                AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1999 and 1998
                       AND SEPTEMBER 30, 2000 (UNAUDITED)

                                     ASSETS

                                                  December 31,           September 30,
                                              1999            1998           2000
                                          ----------      ----------     -------------
                                                          (RESTATED)      (UNAUDITED)
CURRENT ASSETS:
    Cash and cash equivalents             $3,412,205      $2,703,516      $  103,815
    Accounts receivable, net                 471,899         120,900         729,449
    Inventory, net                           135,189         289,260         218,005
    Other current assets                      17,866           8,786          14,904
    Deposits                                 420,747              --         273,359
    Note receivable-related party             64,553          18,515              --
                                          ----------      ----------      ----------

                Total current assets       4,522,459       3,140,977       1,339,532
                                          ----------      ----------      ----------

PROPERTY AND EQUIPMENT, NET                1,051,936         753,833       3,357,770
                                          ----------      ----------      ----------

OTHER ASSETS:
    Notes receivable                         250,000          15,000              --
    Notes receivable-related party                --              --         832,120
    Goodwill, net                                 --              --       3,855,632
    Deposits                                 132,523          16,746          80,336
    Other assets                              23,907          47,215          10,805
                                          ----------      ----------      ----------

                Total other assets           406,430          78,961       4,778,893
                                          ----------      ----------      ----------


                                          $5,980,825      $3,973,771      $9,476,195
                                          ==========      ==========      ==========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                 December 31,              September 30,
                                                                           1999               1998               2000
                                                                      ------------      -------------      -------------
                                                                                          (RESTATED)
CURRENT LIABILITIES:
    Accounts payable-trade                                            $    837,065       $    530,810       $  1,812,185
    Accounts payable-other                                                      --                 --          1,210,800
    Accrued expenses                                                       199,955            214,326            241,873
    Unearned revenue                                                       306,732            117,070            151,883
    Deferred revenue                                                        73,646             72,134            286,105
    Other current liabilities                                                   --              6,414            345,000
    Current portion of obligations under capital lease                      76,049             23,094             44,516
    Contracts payable                                                       76,973             22,710             22,948
    Net assets held for disposal                                           284,419                 --          2,435,870
    Note payable stockholder                                                    --                 --             34,700
    Severance pay payable                                                   90,000                 --                 --
    Commission payable                                                     160,000                 --                 --
    Current portion of long-term debt                                      250,346             95,712                 --
    Settlement payable                                                      83,866                 --                 --
    Note payable related party                                              90,250                 --                 --
                                                                      ------------       ------------       ------------

                Total current liabilities                                2,529,301          1,082,270          6,585,880
                                                                      ------------       ------------       ------------
LONG-TERM LIABILITIES
    Obligations under capital lease                                        130,395             18,160             53,950
    Long-term debt                                                              --            250,348                 --
    Deferred revenue                                                        22,455                 --                 --
                                                                      ------------       ------------       ------------

                Total long-term liabilities                                152,850            268,508             53,950
                                                                      ------------       ------------       ------------

STOCKHOLDERS' EQUITY:
    Preferred stock - Series C, cumulative, fully participating, convertible, $0.01 par value Authorized - 50,000 shares,
      Issued and outstanding - 50,000 shares (Aggregate liquidation
      preference $4,999,500 in 1999)                                            50                 --                 50

    Preferred stock - Series A, cumulative, fully participating, convertible, $0.01 par value Authorized - 2,000,000 shares,
      Issued and outstanding - 1,000,000 shares (Aggregate liquidation
      preference $1,990,000 in 1999)                                        10,000                 --                 --

    Preferred stock - Series D, cumulative, fully participating, convertible, $0.001 par value Authorized - 75,000 shares,
      Issued and outstanding - 75,000 shares (Aggregate liquidation
      preference $7,499,925 in 2000)                                            --                 --                 72

    Preferred stock - Series E, cumulative, fully participating, convertible, $0.001 par value Authorized - 30,000 shares
      (Aggregate liquidation preference $2,999,970 in 2000)                     --                 --                 30

    Common stock - $0.001 par value Authorized - 50,000 shares Issued
      and outstanding 21,095,214 shares at December 31, 1999                21,095             18,836             22,134

    Additional paid-in capital                                          25,762,647         96,802,499         27,932,899
    Retained deficit                                                   (20,936,608)       (94,198,342)       (25,118,820)
                                                                      ------------       ------------       ------------

                                                                         4,857,184          2,622,993          2,836,365
    Less:  Subscriptions receivable                                     (1,558,510)                --                 --
                                                                      ------------       ------------       ------------

                Total stockholders' equity                               3,298,674          2,622,993          2,836,365
                                                                      ------------       ------------       ------------

                                                                      $  5,980,825       $  3,973,771       $  9,476,195
                                                                      ============       ============       ============

                           eSat, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

                                                                                      YEARS ENDED
                                                                                      DECEMBER 31,
                                                                   ---------------------------------------------
                                                                         1999            1998            1997
                                                                    ------------    ------------    ------------
                                                                                     (RESTATED)
SALES                                                               $  3,676,217    $  2,474,617    $  2,872,547
COST OF SALES                                                          3,598,786       2,656,090       1,672,489
                                                                    ------------    ------------    ------------
            Gross Margin                                                  77,431        (181,473)      1,200,058

GENERAL AND ADMINISTRATIVE EXPENSES                                    8,162,188       2,942,041       1,491,707
                                                                    ------------    ------------    ------------

            Loss from operations                                      (8,084,757)     (3,123,514)       (291,649)
                                                                    ------------    ------------    ------------
OTHER INCOME (EXPENSE):
      Compensation adjustment recognized under APB 25                 81,945,112     (90,754,014)             --
      Other income                                                       165,684          15,000              --
      Interest income                                                     57,170              --              56
      Gain (loss) on sale of assets                                     (122,368)        (24,286)        (12,294)
      Interest expenses                                                  (68,192)        (27,009)        (30,118)
      Worthless stock                                                         --              --              --
                                                                    ------------    ------------    ------------
                                                                      81,977,406     (90,790,309)        (42,356)
                                                                    ------------    ------------    ------------
            Income (loss) before income taxes, discontinued
                 operations, and extraordinary income                 73,892,649     (93,913,823)       (334,005)

PROVISION FOR INCOME TAX                                                   5,400           4,600           4,155
                                                                    ------------    ------------    ------------

      Income (loss) before discontinued operations
            and extraordinary item                                    73,887,249     (93,918,423)       (338,160)
                                                                    ------------    ------------    ------------

DISCONTINUED OPERATIONS:
      Loss from operations of discontinued subsidiary (less
      applicable income taxes of $-0-)                                  (448,597)             --              --
      Loss on disposal of discontinued subsidiary, including
      provision of $967,050 for operating losses during the phase
      out period (less applicable taxes of $-0-)                              --              --              --
                                                                    ------------    ------------    ------------

                                                                        (448,597)             --              --
                                                                    ------------    ------------    ------------

      Income (loss) before extraordinary item                         73,438,652     (93,918,423)       (338,160)

EXTRAORDINARY INCOME                                                          --         242,990              --
                                                                    ------------    ------------    ------------


      Net income (loss)                                             $ 73,438,652    $(93,675,433)   $   (338,160)
                                                                    ============    ============    ============

EARNINGS PER COMMON SHARE:

      Income (loss) before discontinued operations and
            extraordinary income                                    $       3.53    $      (4.99)   $      (0.02)
                                                                    ============    ============    ============

      Discontinued operations                                       $      (0.02)   $         --    $         --
                                                                    ============    ============    ============

      Extraordinary income                                          $         --    $       0.01    $         --
                                                                    ============    ============    ============

      Net income (loss)                                             $       3.50    $      (4.97)   $      (0.02)
                                                                    ============    ============    ============

EARNINGS PER COMMON SHARE--ASSUMING DILUTION

      Income (loss) before discontinued operations and
            extraordinary income                                    $       2.79    $      (4.99)   $      (0.02)
                                                                    ============    ============    ============

      Discontinued operations                                       $      (0.02)   $         --    $         --
                                                                    ============    ============    ============

      Extraordinary income                                          $         --    $       0.01    $         --
                                                                    ============    ============    ============

      Net income (loss)                                             $       2.77    $      (4.97)   $      (0.02)
                                                                    ============    ============    ============


                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                    ----------------------------
                                                                         2000            1999
                                                                    ------------    ------------
                                                                     (UNAUDITED)     (UNAUDITED)
SALES                                                               $  3,806,481    $  2,703,760
COST OF SALES                                                          4,240,657       2,817,811
                                                                    ------------    ------------
            Gross Margin                                                (434,176)       (114,051)

GENERAL AND ADMINISTRATIVE EXPENSES                                    8,921,641       5,936,208
                                                                    ------------    ------------

            Loss from operations                                      (9,355,817)     (6,050,259)
                                                                    ------------    ------------
OTHER INCOME (EXPENSE):
      Compensation adjustment recognized under APB 25                  7,505,679      81,510,130
      Other income                                                        (1,651)        171,660
      Interest income                                                     30,966          55,396
      Gain (loss) on sale of assets                                       25,000        (130,569)
      Interest expenses                                                  (36,847)        (35,078)
      Worthless stock                                                         --          (2,000)
                                                                    ------------    ------------
                                                                       7,523,147      81,569,539
            Income (loss) before income taxes, discontinued
                 operations, and extraordinary income                 (1,832,670)     75,519,280

PROVISION FOR INCOME TAX                                                      --           5,400
                                                                    ------------    ------------

      Income (loss) before discontinued operations
            and extraordinary item                                    (1,832,670)     75,513,880
                                                                    ------------    ------------

DISCONTINUED OPERATIONS:
      Loss from operations of discontinued operations (less
      applicable income taxes of $-0-)                                (1,184,404)       (107,677)
      Loss on disposal of discontinued operations, including
      provision of $967,050 for operating losses during the phase
      out period (less applicable taxes of $-0-)                        (967,050)             --
                                                                    ------------    ------------

                                                                      (2,151,454)       (107,677)
                                                                    ------------    ------------

      Income (loss) before extraordinary item                         (3,984,124)     75,406,203

EXTRAORDINARY INCOME                                                          --              --
                                                                    ------------    ------------


      Net income (loss)                                             $ (3,984,124)   $ 75,406,203
                                                                    ============    ============

EARNINGS PER COMMON SHARE:

      Income (loss) before discontinued operations and
            extraordinary income                                    $      (0.09)   $       3.60
                                                                    ============    ============

      Discontinued operations                                       $      (0.10)   $         --
                                                                    ============    ============

      Extraordinary income                                          $         --    $         --
                                                                    ============    ============

      Net income (loss)                                             $      (0.19)   $       3.60
                                                                    ============    ============

EARNINGS PER COMMON SHARE--ASSUMING DILUTION

      Income (loss) before discontinued operations and
            extraordinary income                                    $      (0.09)   $       2.82
                                                                    ============    ============

      Discontinued operations                                       $      (0.10)   $         --
                                                                    ============    ============

      Extraordinary income                                          $         --    $         --
                                                                    ============    ============

      Net income (loss)                                             $      (0.19)   $       2.82
                                                                    ============    ============

                           eSat Inc., and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

                                                                           FOR THE YEARS ENDED
                                                                                DECEMBER 31,
                                                               -----------------------------------------------
                                                                    1999             1998              1997
                                                               -------------    -------------     ------------
                                                                                (RESTATED)

CASH  FLOWS  FROM  OPERATING  ACTIVITIES:
  Net income (loss)                                             $ 73,438,652     $(93,675,433)    $   (338,160)
  Adjustments to reconcile net income (loss)
  to net cash used in operating activities
    in operating activities -
      Noncash items included in net income:
        Depreciation and amortization                                338,044          154,420          121,572
        Gain on sale of fixed assets                                    (675)              --               --
        Loss on disposal of assets                                   123,043           24,286           12,294
        Loss on worthless stock                                        2,000               --               --
        Allowance for doubtful notes                                      --               --               --
        Employee relocation expenses offset by
         note receivable reduction                                        --               --               --
        Compensation - stock issued for services                   1,162,477               --               --
        Compensation - stock options issued for services                  --               --               --
        Compensation adjustment recognized under APB 25          (81,945,112)      90,754,013               --
        Loss on equity investment in discontinued operations         448,597               --               --
        Net change in operating assets and liabilities               201,997           66,249          206,946
                                                                ------------     ------------     ------------

                   Net cash provided by (used in)
                     operating activities                         (6,230,977)      (2,676,465)           2,652
                                                                ------------     ------------     ------------

CASH  FLOWS  FROM  INVESTING  ACTIVITIES:
     Increase (decrease) in amount due from related party          (48,414)         (18,113)              --
     Decrease (increase) in amount due from members                  2,376           (2,376)              --
     Payments for purchase of fixed assets                        (582,545)        (376,312)        (167,908)
     Proceeds from sale of fixed assets                             70,280               --               --
     Proceeds from subscription receivable                              --               --               --
     Investment in discontinued operations                        (164,178)              --               --
     Increase in notes receivable                                 (235,000)              --               --
     Purchase of subsidiary                                             --               --               --
     Purchase of stock                                                  --           (2,000)         (12,000)
                                                              ------------     ------------     ------------

                 Net cash used in investing activities            (957,481)        (398,801)        (179,908)
                                                              ------------     ------------     ------------

CASH  FLOWS  FROM  FINANCING  ACTIVITIES:
     Increase in contracts payable                                  54,263           22,710               --
     Payments of contracts payable                                      --               --               --
     Payments of lease obligations                                 (33,777)         (12,044)              --
     Issuance of long-term debt                                         --          269,049               --
     Payments of long-term debt                                    (95,713)              --             (391)
     Member distributions                                         (176,918)         (78,500)         (87,500)
     Preferred stock dividend                                           --               --               --
     Payments on notes payable                                     (47,283)              --          (61,378)
     Proceeds from issuance of preferred stock                   5,475,000               --               --
     Proceeds from issuance of common stock                      2,721,575        5,673,132          253,363
                                                              ------------     ------------     ------------

     Net cash provided by financing activities                   7,897,147        5,874,347          104,094
                                                              ------------     ------------     ------------

NET INCREASE (DECREASE) IN CASH AND CASH                           708,689        2,799,081          (73,162)
EQUIVALENTS

CASH (OVERDRAFT) AND CASH EQUIVALENTS, BEGINNING OF  YEAR        2,703,516          (95,565)         (22,403)
                                                              ------------     ------------     ------------

CASH (OVERDRAFT) AND CASH EQUIVALENTS, END OF YEAR            $  3,412,205     $  2,703,516     $    (95,565)
                                                              ============     ============     ============

                                                                  FOR THE NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                -----------------------------
                                                                     2000             1999
                                                                -------------    ------------
                                                                  (UNAUDITED)     (UNAUDITED)

CASH  FLOWS  FROM  OPERATING  ACTIVITIES:
  Net income (loss)                                             $ (3,984,124)    $ 75,406,203
  Adjustments to reconcile net income (loss)
    to net cash used in operating activities
    in operating activities -
      Noncash items included in net income:
      Depreciation and amortization                                  719,170          235,596
      Gain on sale of fixed assets                                   (25,000)         130,569
      Loss on disposal of assets                                          --               --
      Loss on worthless stock                                             --            2,000
      Allowance for doubtful notes                                    16,745               --
      Employee relocation expenses offset by
        note receivable reduction                                    182,500               --
      Compensation - stock issued for services                        18,750          434,607
      Compensation - stock options issued for services               919,249               --
      Compensation adjustment recognized under APB 25             (7,505,679)     (81,510,130)
      Loss on equity investment in discontinued operations                --               --
      Net change in operating assets and liabilities               1,073,982        1,162,069
                                                                ------------     ------------

                 Net cash provided by (used in)
                   operating activities                           (8,584,407)      (4,139,086)
                                                                ------------     ------------

CASH  FLOWS  FROM  INVESTING  ACTIVITIES:
     Receipt of payments on note receivable -- related party          64,553               --
     Receipt of payment on note receivable                            25,000               --
     Payments for purchase of fixed assets                        (1,442,394)        (560,840)
     Proceeds from sale of fixed assets                                   --           28,280
     Proceeds from subscription receivable                           558,510               --
     Increase in notes receivable -- related party                  (832,119)        (263,500)
     Purchase of Interwireless Inc.                               (4,152,219)              --
     Assets held for disposition including accrued losses          2,151,984               --
                                                                ------------     ------------

                 Net cash used in investing activities            (3,626,685)        (796,060)
                                                                ------------     ------------

CASH  FLOWS  FROM  FINANCING  ACTIVITIES:
     Increase in contracts payable                                        --           24,354
     Payments of contracts payable                                   (54,024)          17,860
     Payments of lease obligations                                   (48,966)         (43,555)
     Payments of long-term debt                                     (250,347)         (70,460)
     Member distributions                                           (111,423)        (105,226)
     Preferred stock dividend                                        (86,667)              --
     Payments on notes payable                                       (66,235)              --
     Proceeds from issuance of preferred stock                     9,520,365               --
     Proceeds from issuance of common stock                               --        2,471,411
                                                                ------------     ------------

     Net cash provided by financing activities                     8,902,702        2,294,384
                                                                ------------     ------------

NET INCREASE (DECREASE) IN CASH AND CASH                          (3,308,390)      (2,640,762)
EQUIVALENTS

CASH (OVERDRAFT) AND CASH EQUIVALENTS, BEGINNING OF PERIOD         3,412,205        2,703,516
                                                                ------------     ------------

CASH (OVERDRAFT) AND CASH EQUIVALENTS, END OF PERIOD            $    103,815     $     62,754
                                                                ============     ============

                                   eSAT, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                      AND PERIOD ENDED SEPTEMBER 30, 2000

                                         Preferred Stock-Series A      Preferred Stock-Series C     Preferred Stock-Series D
                                        ---------------------------   --------------------------  --------------------------
                                           Shares         Amount         Shares        Amount        Shares        Amount
                                        ------------   ------------   ------------  ------------  ------------  ------------
Balance, December 31, 1997                        --   $         --             --  $         --            --  $         --

Adjustment in connection with
  pooling of interests                            --             --             --            --            --            --
                                        ------------   ------------   ------------  ------------  ------------  ------------

Balance, December 31, 1997, restated              --             --             --            --            --            --

Net loss                                          --             --             --            --            --            --

Member distributions                              --             --

Common stock issued in
  reverse acquisition                             --             --             --            --            --            --

Sale of common stock                              --             --             --            --            --            --

Compensation adjustment
  recognized under APB 25                         --             --             --            --            --            --
                                        ------------   ------------   ------------  ------------  ------------  ------------

Balance, December 31, 1998                        --             --             --            --            --            --

Net income                                        --             --             --            --            --            --

Compensation adjustment
  recognized under APB 25                         --             --             --            --            --            --

Member distributions                              --             --

Sale of common stock                              --             --             --            --            --            --

Issuance of common
  stock for services                              --             --             --            --            --            --

Sale of preferred stock series A           1,000,000         10,000             --            --            --            --

Sale of preferred stock series C                  --             --         50,000            50            --            --

Cancellation of common
  stock in settlement                             --             --             --            --            --            --
                                        ------------   ------------   ------------  ------------  ------------  ------------

Balance, December 31, 1999                 1,000,000         10,000         50,000            50            --            --


Net income                                        --             --             --            --            --            --

Compensation adjustment
  recognized under FAS 123                        --             --             --            --            --            --

Compensation adjustment
  recognized under APB 25                         --             --             --            --            --            --

Issuance of common stock
  related to raising capital                      --             --             --            --            --            --

Stock accepted for payment of note                --             --             --            --            --            --

Issuance of common stock related
  to acquisition expenses                         --             --             --            --            --            --

Sale of preferred stock
  series D, net of expenses                       --             --             --            --        75,000            75

Conversion of series A
  preferred stock                         (1,000,000)       (10,000)            --            --            --            --

Acquisition expenses                              --             --             --            --            --            --

Cashless exercise of
  common stock options                            --             --             --            --            --            --

Cashless exercise of
  common stock warrants                           --             --             --            --            --            --

Reversal of payable related
  to cost of capital                              --             --             --            --            --            --

Capitalized Software                              --             --             --            --            --            --

Payment of preferred stock dividends              --             --             --            --            --            --

Member distributions                              --             --             --            --            --            --

Treasury shares                                   --             --             --            --            --            --

Payment of subscription receivable                --             --             --            --            --            --

Elimination of subscription receivable            --             --             --            --            --            --

Sale of preferred stock series E net
  of expenses                                     --             --             --            --            --            --

Conversion of Series D preferred stock            --             --             --            --        (2,900)           (3)

Stock issued for services                         --             --             --            --            --            --
                                        ------------   ------------   ------------  ------------  ------------  ------------

Balance September 30, 2000                        --   $         --         50,000  $         50        72,100  $         72
                                        ============   ============   ============  ============  ============  ============


                                         Preferred Stock-Series E
                                        ---------------------------
                                           Shares         Amount
                                        ------------   ------------
Balance, December 31, 1997                        --   $         --

Adjustment in connection with
  pooling of interests                            --             --
                                        ------------   ------------

Balance, December 31, 1997, restated              --             --

Net loss                                          --             --

Member distributions                              --             --

Common stock issued in
  reverse acquisition                             --             --

Sale of common stock                              --             --

Compensation adjustment
  recognized under APB 25                         --             --
                                        ------------   ------------

Balance, December 31, 1998                        --             --

Net income                                        --             --

Compensation adjustment
  recognized under APB 25                         --             --

Member distributions                              --             --

Sale of common stock                              --             --

Issuance of common
  stock for services                              --             --

Sale of preferred stock series A                  --             --

Sale of preferred stock series C                  --             --

Cancellation of common
  stock in settlement                             --             --
                                        ------------   ------------

Balance, December 31, 1999                        --             --


Net income                                        --             --

Compensation adjustment
  recognized under FAS 123                        --             --

Compensation adjustment
  recognized under APB 25                         --             --

Issuance of common stock
  related to raising capital                      --             --

Stock accepted for payment of note                --             --

Issuance of common stock related
  to acquisition expenses                         --             --

Sale of preferred stock
  series D, net of expenses                       --             --

Conversion of series A
  preferred stock                                 --             --

Acquisition expenses                              --             --

Cashless exercise of
  common stock options                            --             --

Cashless exercise of
  common stock warrants                           --             --

Reversal of payable related
  to cost of capital                              --             --

Capitalized Software                              --             --

Payment of preferred stock dividends              --             --

Member distributions                              --             --

Treasury shares                                   --             --

Payment of subscription receivable                --             --

Elimination of subscription receivable            --             --

Sale of preferred stock series E net
  of expenses                                 30,000             30

Conversion of Series D preferred stock            --             --

Stock issued for services                         --             --
                                        ------------   ------------

Balance September 30, 2000                    30,000   $         30
                                        ============   ============


                                              Common Stock            Additional                                    Minority
                                        ---------------------------     Paid-In        Retained    Subscription    Interest in
                                           Shares         Amount        Capital         Deficit      Receivable     Subsidiary
                                        ------------   ------------   ------------   ------------   ------------   ------------
Balance, December 31, 1997                11,407,507   $     11,408   $    278,643   $   (617,804)  $         --   $         --

Adjustment in connection with
  pooling of interests                     2,750,000          2,750         (2,750)       173,395             --             --
                                        ------------   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1997, restated      14,157,507         14,158        275,893       (444,409)            --             --

Net loss                                          --             --             --    (93,675,433)            --             --

Member distributions                                                                      (78,500)

Common stock issued in
  reverse acquisition                      1,050,400          1,050        103,089             --             --             --

Sale of common stock                       3,628,029          3,628      5,669,503             --             --             --

Compensation adjustment
  recognized under APB 25                         --             --     90,754,014             --             --             --
                                        ------------   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1998                18,835,936         18,836     96,802,499    (94,198,342)            --             --

Net income                                        --             --             --     73,438,652             --             --

Compensation adjustment
  recognized under APB 25                         --             --    (81,945,112)            --             --             --

Member distributions                                                                     (176,918)

Sale of common stock                       3,848,577          3,848      3,278,365             --       (558,510)            --

Issuance of common
  stock for services                         178,470            179      1,161,945             --             --             --

Sale of preferred stock series A                  --             --      1,990,000             --     (1,000,000)            --

Sale of preferred stock series C                  --             --      4,474,950             --             --             --

Cancellation of common
  stock in settlement                     (1,767,769)        (1,768)            --             --             --             --
                                        ------------   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 1999                21,095,214   $     21,095   $ 25,762,647   $(20,936,608)  $ (1,558,510)  $         --

Net income                                        --             --             --     (3,984,124)            --             --

Compensation adjustment
  recognized under FAS 123                        --             --        919,249             --             --             --

Compensation adjustment
  recognized under APB 25                         --             --     (7,505,679)            --             --             --

Issuance of common stock
  related to rising capital                   50,000             50            (50)            --             --             --

Stock accepted for payments
  of note                                    (24,988)           (25)       (50,731)            --             --             --

Issuance of common stock
  related to acquisition
  expenses                                    45,833             46        146,047             --             --             --

Sale of preferred stock
  Series D, net of expenses                       --             --      6,984,925             --             --             --

Conversion of Series A
  preferred stock                            550,000            550          9,450             --             --             --

Acquisition expenses                              --             --       (238,404)            --             --             --

Cashless exercise of common
  stock options                               75,642             76            (76)            --             --             --

Cashless exercise of common
  stock warrants                              36,509             36            (36)            --             --             --

Reversal of payable related to
  cost of capital                                 --             --        160,000             --             --             --

Capitalized pricing                               --             --        (55,128)            --             --             --

Payment of preferred stock
  dividends                                       --             --             --        (86,667)            --             --

Member distributions                              --             --             --       (111,421)            --             --

Treasury shares                             (106,757)          (107)           107             --             --             --

Payment of subscription
  receivable                                      --             --             --             --        558,510             --

Elimination of subscription
  receivable                                      --             --       (900,000)            --      1,000,000             --

Sale of preferred stock series E,
  net of expenses                                 --             --      2,535,440             --             --             --

Conversions of Series D
  preferred stock                            335,181            335           (332)            --             --             --

Stock issued for services                     77,431             78        165,470             --             --             --
                                        ------------   ------------   ------------   ------------   ------------   ------------
Balance, September 30, 2000               22,134,065   $     22,134   $ 27,932,899   $(25,118,820)  $         --   $         --
                                        ============   ============   ============   ============   ============   ============

                                            Total
                                         Stockholders'
                                            Equity
                                         ------------
Balance, December 31, 1997               $   (327,753)

Adjustment in connection with
  pooling of interests                        173,395
                                         ------------

Balance, December 31, 1997, restated         (154,358)

Net loss                                  (93,675,433)

Member distributions                          (78,500)

Common stock issued in
  reverse acquisition                         104,139

Sale of common stock                        5,673,131

Compensation adjustment
  recognized under APB 25                  90,754,014
                                         ------------

Balance, December 31, 1998                  2,622,993

Net income                                 73,438,652

Compensation adjustment
  recognized under APB 25                 (81,945,112)

Member distributions                         (176,918)

Sale of common stock                        2,723,703

Issuance of common
  stock for services                        1,162,124

Sale of preferred stock series A            1,000,000

Sale of preferred stock series C            4,475,000

Cancellation of common
  stock in settlement                          (1,768)
                                         ------------

Balance, December 31, 1999                  3,298,674


Net income                                 (3,984,124)

Compensation adjustment
  recognized under FAS 123                    919,249

Compensation adjustment
  recognized under APB 25                  (7,505,679)

Issuance of common stock
  related to raising capital                       --

Stock accepted for payment of note            (50,756)

Issuance of common stock related
  to acquisition expenses                     146,093

Sale of preferred stock
  series D, net of expenses                 6,985,000

Conversion of series A
  preferred stock                                  --

Acquisition expenses                         (238,404)

Cashless exercise of
  common stock options                             --

Cashless exercise of
  common stock warrants                            --

Reversal of payable related
  to cost of capital                          160,000

Capital Printing                              (55,128)

Payment of preferred stock dividends          (86,667)

Member distributions                         (111,421)

Cancellation of shares                             --

Payment of subscription                       558,510

Elimination of subscription receivable        100,000

Sale of preferred stock Series E, net
  of expenses                               2,535,470

Conversion of Series D preferred stock             --
8
Stock issued for services                     165,548
                                         ------------

Balance September 30, 2000               $  2,836,365
                                         ============

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies of eSat, Inc. and subsidiaries is presented to assist in understanding the Company's financial statements. These accounting policies conform to generally accepted accounting principles.

        eSat, Inc. ("the Company"), was originally incorporated under the laws of the State of California on February 22, 1996 as Technology Guardian, Inc. On October 8, 1998, the Company merged with U.S. Connect 1995, Inc., and on January 26, 1999, changed its name to eSat, Inc.

        a)     Nature of Operations

               The Company's provides high-speed satellite Internet access services and products to businesses, educational institutions, and government agencies, both domestically and internationally. The Company's satellite network enables it to provide high-speed data delivery services without geographical constraints. The Company is also developing a personal interactive desktop organizer, which includes a variety of personal productivity programs.

               The Company also provides a wide range of services under the product name VISP or Virtual Internet Service Provider. The VISP product is geared to companies who currently or wish to offer ISP services without the burden of investing in and maintaining a "back office" portion of an ISP business. The VISP product is completely customized to meet the customers' branding requirements and is operate by the Company in its network operations center. Services include user signup, billing, authentication, email, news, technical support and access to more than 1,100 dialup locations throughout the world.

        b)     Revenue Recognition

               The Company reports on the accrual basis for both financial statement and income tax purposes. Revenue from product sales is recognized as products are shipped. Deferred revenue consists of prepaid Internet access fees, prepaid VISP contract services and deferred start up fees. Start up fee revenue is amortized using the straight-line method over the estimated life of the contract. A related liability, deferred revenue is recorded for the unearned portion of service revenue received.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        c)     Business Combination

               On April 13, 2000, the Company acquired PacificNet Technologies, Inc. in a business combination accounted for as a pooling of interests. PacificNet Technologies, Inc. became a wholly owned subsidiary of the Company through the exchange of 2,750,000 shares of the Company's common stock for all of the outstanding stock of PacificNet Technologies, Inc. The accompanying financial statements for the years ended December 31, 1999, 1998 and 1997 have been restated to give effect to the combination.

               Following is a reconciliation of the amounts of net sales and net income previously reported with restated amounts:

                                      YEAR ENDED DECEMBER 31,
                             1999              1998               1997
Sales:
   As previously
   reported              $    313,640      $    341,047       $  1,201,044
   Acquired company         3,362,577         2,133,570          1,671,503
                         ------------      ------------       ------------

   As restated           $  3,676,217      $  2,474,617       $  2,872,547
                         ============      ============       ============

Net income (loss)
   As previously
   reported              $ 73,199,403      $(93,481,186)      $   (453,798)
   Acquired company           239,249          (194,247)           115,638
                         ------------      ------------       ------------

   As restated           $ 73,438,652      $(93,675,433)      $   (338,160)
                         ============      ============       ============


d)      Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        e)     Cash and Cash Equivalents

               The Company considers all investment instruments purchased with a maturity of three months or less to be cash equivalents.

        f)     Concentration of Credit Risk

               The Company maintains its cash balances in various financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At various times throughout the year ended December 31, 1999, the Company has maintained balances in excess of federally insured limits. The Company's uninsured balances totaled $3,260,611 and $221,058 at December 31, 1999 and 1998, respectively.

               Beginning in 1999 the Company has a VISP service contract with a nationwide Internet service provider to provide for its program participants dial-up authentication, email and billing. The Company receives a fee per program participant per month on a prorated basis, taking into account deactivations and cancellations of participants. The service contract has a three-year term ending March 31, 2002 with an automatic renewal clause and is to continue indefinitely until the agreement is terminated by either party. This major customer comprised 43 percent of accounts receivable at December 31, 1999 and 26 percent of sales for the year ended December 31, 1999.

               The Company purchases transponder time from one supplier.

        g)     Accounts Receivable

               The allowance for doubtful accounts is established through a provision for bad debt charged to expense. Receivables are charged off against the allowance when management believes that the collectibility of the account is unlikely. Recoveries of amounts previously charged off are credited to revenues. At December 31, 1999 and 1998, the allowance for doubtful accounts was $154,238 and $45,882, respectively.

        h)     Inventory

               Inventory consists of satellite dishes and related equipment and is stated at the lower of cost or market. Cost is determined using the weighted average method.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        i)     Property, Equipment and Depreciation

               Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:


                                                             ESTIMATED
                             ASSET CLASSIFICATION           USEFUL LIFE
                  Computer equipment                         3-5 Years
                  Furniture                                    5 Years
                  Leasehold improvements                       3 Years
                  Office equipment                           3-7 Years
                  Software                                     3 Years


               Expenditures for maintenance and repairs are charged to expense as incurred.

               Property and equipment consist of:

                                                                     1999              1998
                  Computer equipment                            $   790,065       $   734,691
                  Office equipment                                  253,888           139,905
                  Furniture                                         103,269            99,173
                  Leasehold improvement                              35,440            24,018
                  Software                                           14,030                --
                  Automobiles                                            --            19,325
                                                                -----------       -----------

                                                                  1,196,692         1,017,112
                  Less - Accumulated depreciation                  (376,807)         (309,227)
                                                                -----------       -----------

                                                                    819,885           707,885
                  Leased property under capital lease, net          232,051            45,948
                                                                -----------       -----------

                                                                $ 1,051,936       $   753,833
                                                                ===========       ===========

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        j)     Principles of Consolidation

               The consolidated financial statements include the accounts of eSat, Inc., and its wholly owned subsidiaries. Significant inter-company transactions and amounts have been eliminated in consolidation.

        k)     Research and Development

               Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged to operations for the years ended December 31, 1999 and 1998 were $500,134 and $2,580. For the year ended December 31, 1997 there was no expenditure for research and development.

               The Company accounts for the creation of its computer software products in accordance with SFAS 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Accordingly, where technological feasibility has been established but the software product has not yet been made available for general release to customers, production costs incurred have been capitalized in the financial statement. The unamortized portion of the capitalized costs at December 31, 1999 was $96,451.

        l)     Income Taxes

               The Company files a consolidated federal income tax return. The subsidiaries pay to or receive from eSat, Inc., the parent company, the amount of federal income taxes they would have paid or received had the subsidiaries filed separate federal income tax returns.

               Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has a deferred tax asset due to net operating loss carryforwards for income tax purposes and the non-tax deductible recognition of compensation expense for financial statement purposes. The deferred tax asset is $2,754,236 and $808,290 at December 31, 1999 and 1998,
               respectively; however, due to the ongoing nature of the losses and the potential inability of the Company to ever realize the benefit, a valuation allowance has been established for 100% of the deferred tax asset. At December 31, 1999 and 1998, the Company's available federal net operating loss carry forwards totaled $12,233,782 and $3,589,974, respectively, and California net operating loss carry forwards totaled $12,232,752 and $3,590,544, respectively. The loss carry forwards will expire at various dates through the year 2019.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        l)     Income Taxes (Continued)

               Prior to the pooling of interests on April 13, 2000, PacificNet operated as a limited liability company. They were treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. Members are taxed individually on their shares of the Company's earnings at the federal and state levels. The Company was subject to an annual California minimum franchise tax of $800 and the California Limited Liability Company Fee, which is based on annual gross sales. The Company's net income or loss is allocated among the members in accordance with the operating agreement of the Company.

        m)     Stock-Based Compensation

               The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation. Under APB 25, compensation cost is recognized on fixed plans over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. For variable plans, APB 25 requires recognition of compensation cost over the vesting period based on the difference, if any, on the period-end date between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. Forfeitures of variable plan options result in a reversal of previously recognized compensation cost.

               Due to the large number of variable plan options granted by the Company in 1998 and the significant difference between the exercise price of those options and the fair value of the Company's stock at December 31, 1998, the Company recognized a substantial amount of non-cash compensation cost in 1998. Subsequently, a large number of forfeitures and the re-pricing to market of those options in 1999 caused a considerable reversal of the previously recognized non-cash compensation cost. The resulting net income for the year ended December 31, 1999, should not be construed as profitable operations during that year (See
               Note 2 for Going Concern disclosure).

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        n)     Net Earnings or Loss Per Share

               The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock:

Income available to common stockholders before adjustments      $ 73,438,652
Adjustments                                                               --
                                                                ------------

Income available to common stockholders used in basic EPS       $ 73,438,652
                                                                ============

Weighted average number of common shares used in
   basic EPS                                                      20,956,553
Effect of dilutive securities:
       Common stock dividend on preferred stock Series A                (479)
       Stock options                                               3,190,364
       Warrants                                                    2,288,753
       Convertible preferred stock Series A                           53,730
       Convertible preferred stock Series C                           16,438
                                                                ------------

Weighted average number of common shares and dilutive
  potential common stock used in dilutive EPS                     26,505,359
                                                                ============

               The following transactions occurred after December 31, 1999, which, had they taken place during 1999, would have changed the number of shares used in the computations of earnings per share:
               (1) options to purchase 680,000 common shares were issued to employees; (2) warrants to purchase 2 million common shares were awarded to non-employees; and (3) a third party investor agreed to purchase 6 million common shares and warrants to purchase an additional 6 million shares on March 16, 2000 (See Note 11).

               Basic net loss per share is based on the weighted average number of common shares outstanding of 18,835,936 and 14,157,507 for 1998 and 1997, respectively. The basic and diluted earnings per share calculations are the same for 1998 and 1997 because potential dilutive securities would have had an antidilutive effect for all periods presented. Securities that were not included in the 1998 and 1997 earnings per share calculation because they were antidilutive consist of the convertible preferred stock, warrants and stock options.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        o)     Advertising

               The Company expenses advertising costs as they are incurred. Advertising expenses for the years ended December 31, 1999, 1998, and 1997 were $485,792, $181,624, and $127,491, respectively.

(2)     GOING CONCERN

        The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern; however, the Company has sustained substantial operating losses in recent years. In view of this matter, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations.

        Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. In March 2000, the Company entered into a private placement agreement for the sale of $12,000,000 of common stock. The Company feels that this and subsequent financing arrangements coupled with product and services market introductions will provide sufficient cash to meet its operating and business expansion requirements in 2000.

(3)     NOTE RECEIVABLE - EMPLOYEE

        Note receivable - employee consists of a note receivable from an employee dated June 9, 2000, due in monthly payments of $1,580, including interest at 6.5%, secured by personal property of the employee, matures June 9, 2030.

(4)     LEASED PROPERTY UNDER CAPITAL LEASE

        The Company leases office equipment under capital leases. The economic substance of these lease agreements is that the Company is financing the acquisition of the leased assets through the leases and, accordingly, they are recorded in the Company's assets and liabilities. The following is an analysis of the leased property under capital lease
                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(4)     LEASED PROPERTY UNDER CAPITAL LEASE (CONTINUED)

                                                       1999            1998
Computer equipment                                  $ 159,579       $  49,058
Office equipment                                      137,081              --
Less accumulated depreciation                         (64,609)         (3,110)
                                                    ---------       ---------

                                                    $ 232,051       $  45,948
                                                    =========       =========

Net minimum lease payments                          $ 245,949       $  48,195
Less - amount representing interest                   (39,505)         (6,941)
                                                    ---------       ---------


   Present value of net minimum lease payments      $ 206,444       $  41,254
                                                    =========       =========

        The following is a schedule by years of future minimum lease payments required under the leases:

               Years ending December 31,  2000       $   81,906
                                          2001           74,977
                                          2002           40,140
                                          2003            9,421
                                                     ----------
                                                     $  206,444
                                                     ==========

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(5)     COMMITMENTS AND CONTINGENCIES

        a)     Non-Cancelable Operating Lease

               Beginning in 1999 the Company leases its headquarters office facilities under a non-cancelable operating lease. The lease has a 65-month term, which expires September 1, 2004. At December 31, 1999, base rent under the lease was $26,313 per month. Base rent escalates each year. Rent expense for the year ended December 31, 1999 was $257,034. There is no renewal option on this lease.

               The Company leases its Fountain Valley office facilities under a non-cancelable operating lease. The lease has a five-year term, which expires September 30, 2003. At December 31, 1999, base rent under the lease was $7,332 per month. The lease requires the Company to provide for common area maintenance expenditures. Base rent and CAM charges are subject to escalation every year. The Company has the option to renew the lease for an additional period of five years. Rent expense under the lease for the years ended December 31, 1999, 1998, and 1997 were $86,013, $45,500, and $25,900, respectively.

               The Company leases computer equipment under non-cancelable operating leases. The lease terms range from 20 months to 60 months and expire from October 31, 2000 to May 31, 2004. At December 31, 1999 base rent under the lease agreements ranged from $400 to $3,643 per month. Rent expense for the years ended December 31, 1999 and 1998 was $196,336 and $255,020, respectively. Certain operating leases provide for renewal options for one year periods at their fair rental value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by other leases.

               The Company leases office equipment under a non-cancelable operating lease. The lease has a 60 month term, which expires November 30, 2001. At December 31, 1999 base rent under the lease was $405.94 per month. Rent expense for the years ended December 31, 1999 and 1998 was $4,871. There is no renewal option on this lease.

               The following is a schedule by years of future minimum lease payments required under the lease:

               Years ending December 31,  2000          $   593,302
                                          2001              568,508
                                          2002              495,402
                                          2003              437,848
                                          2004              279,762
                                                        ------------
                                                        $ 2,374,822
                                                        ============

        b)     Pending and Threatened Litigation

               On July 23,1999 a case was filed in which the plaintiff alleges the Company breached a Subscription Agreement to sell him 2,092,500 shares of Company stock. Plaintiff requested that the case be dismissed without prejudice, but the Company demanded that the case be dismissed with prejudice without any compensation to Plaintiff. This case has been scheduled for trial and the Company believes it will prevail.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(5)     COMMITMENTS AND CONTINGENCIES (Continued)

        b)     Pending and Threatened Litigation (Continued)

               On December 11,1999 a case was filed against the Company and an Officer by a Plaintiff who had been terminated for poor work performance. In the original action the Plaintiff named eight causes of action for unspecified amounts. The Plaintiff subsequently filed an amended complaint reducing the causes of action to five and naming the Company only. The Company has denied all allegations.

               The Company has received a claim from two individuals that allege that the Company and a former Officer defrauded them when they purchased Company stock. They have demanded $160,000 to resolve all claims. Although a lawsuit has been threatened, one has not been filed. The Company will deny all allegations.

        c)     Employment Agreements

               The Company has entered into agreements with certain of its officers. The agreements provide for a minimum annual salary and options to purchase stock of the Company.

        d)     Purchase Obligations

               In order to assure its supply of satellite transmission time when needed, the Company has entered into Transponder Lease Agreements with suppliers with available transponder capacity. The agreements expire at various dates through November, 2002. The Company may terminate the agreements only if there is a period of interruption of service greater than 14 days or in the event the satellite the agreement pertains to is taken out of service. The Company is required to make minimum monthly payments as follows, whether or not it makes use of the time under the agreements:

                Years ending December 31, 2000             $   753,960
                                          2001                 753,960
                                          2002                  72,000
                                                           ------------

                                                           $ 1,579,920
                                                           ============

               In addition, at the Company's option, for additional monthly fees, the Company may upgrade service if additional capacity is needed. The Company is responsible for the payment of all taxes, duties, user fees, and privilege or excise taxes pertaining to the use of the suppliers' equipment. Fees paid under these agreements totaled $601,960, $37,230, and $0 for the years ended December 31, 1999, 1998, and 1997, respectively.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(6)     NOTE PAYABLE - RELATED PARTY

        Note payable - Vantage Capital, Inc., due
         on demand, with interest at the Applicable
         Federal Rates, unsecured.  Michael Palmer,
         CEO of eSat, Inc., is the 100% shareholder
         of Vantage Capital, Inc.  AFR at December 31,
         1999 was 5.59%.                                                        $      90,250
                                                                                =============

(7)     LONG-TERM DEBT

        Long-term debt consists of the following:

                                                               1999                  1998
        Note payable to U.S. Bank, secured by
         accounts receivable, property and equipment,
         monthly principal and interest payments of
         $6,433, balloon payment of $229,186 due
         April 17, 2000, interest at U.S. Bank
         index rate plus 2%.                              $    242,070          $     291,950

        Note payable to U.S. Bank, secured by
          accounts receivable, property and equipment,
          monthly principal payments of $4,201,
          interest due monthly at the U.S. Bank
          index rate plus 1%, due February 1, 2000.                8,276               54,110
                                                          --------------        -------------
                                                                 250,346              346,060

         Less current portion                                   (250,346)             (95,712)
                                                          --------------        -------------

                                                          $           --        $     250,348
                                                          ==============        =============

(8)     STOCK PURCHASE AGREEMENT

        During the one year period beginning December 29, 1999, the purchasers of the outstanding Class C Preferred Stock committed to purchase up to $20,000,000 of Common Stock at a price equal to 90% of the average of the five lowest closing bid prices for the 10 days prior to each notice of sale. The agreement requires sales in certain minimum amounts and requires warrants of 15% with an exercise price of 125% of the purchase price. The Company must register the shares delivered under this agreement and the registration must be effective. As of the report date the shares were not registered.

                          eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1999, 1998, AND 1997

                                  (CONTINUED)


(9)     STOCKHOLDERS' EQUITY

        a)     Common Stock and Warrants

               At December 31, 1999, the Company has 50 million shares authorized and 18,345,214 issued and outstanding. In addition, the Company had outstanding at December 31, 1999, 5,039,163 warrants convertible into common shares at various prices ranging from $0.72 to $14.70, with expiration dates through December, 2004.

               A summary of the warrants outstanding at December 31, 1999 is as follows:

                                                     WEIGHTED AVERAGE
               EXERCISE                                  REMAINING          WEIGHTED AVERAGE
         EXERCISE PRICE RANGE            NUMBER         CONTRACTUAL LIFE       EXERCISE PRICE
        ---------------------         -----------    -------------------    -----------------
             $0.72 - $1.37                225,000        50 months               $0.86
             $2.40 - $3.14              3,009,286        49 months               $2.94
             $4.25 - $6.25              1,038,877        58 months               $5.02
                 $8.50                    400,000        58 months               $8.50
            $14.00 - $14.70               366,000        45 months              $14.13

b)      Common Stock Reserved


        At December 31, 1999, common stock was reserved for the following reasons:

        Exercise of common stock warrants                  5,039,163
        Conversion of preferred stock                        847,037
        Common stock dividends on preferred stock              5,129
        Exercise of employee stock options                 2,704,873
                                                          ----------

                                                           8,596,202
                                                          ==========

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(9)     STOCKHOLDERS' EQUITY (Continued)

        c)     Preferred Stock

               Preferred stock consists of the following:

               Series A - $.01 par value, 2 million shares authorized, 1 million shares issued and outstanding, pays dividends quarterly in the form of common stock at an annual rate of 12%, cumulative and fully participating, convertible to common stock at a rate of one share of preferred stock for $2 of common stock, rounded to the nearest whole common share. The Company is required to maintain a reserve of common stock sufficient to effect conversion. Holders of Series A Preferred Stock are entitled to one vote per share. In addition, the Company must obtain the consent of the holders of not less than 50% of the shares of outstanding Series A preferred stock on matters involving declaration and payment of dividends on common stock, sale or issuance of capital stock of the Company or options to acquire capital stock of the Company other than Series A Preferred Stock, or changes in the general character of the Company's business. All outstanding shares of Series A preferred stock are held by Vantage Capital, Inc., a related party.

               Series C - $.001 par value, 50,000 shares authorized, issued and outstanding, pays dividends quarterly in the form of cash or common stock at an annual rate of 6 percent, cumulative and fully participating, redeemable and convertible to common stock. The number of common shares to be issued upon conversion is determined by multiplying the number of preferred shares to be converted by a fraction. The numerator of the fraction is the purchase price of the preferred shares. The denominator of the fraction is the conversion price, calculated as the lesser of 125 percent of the closing bid price of the common stock on the trading day immediately preceding the issue date, or 85 percent of the five day average quoted price for the five trading days immediately preceding the conversion notice date.

        d)     Stock Option Agreements

               The Company has granted fixed employee stock-based compensation options and variable employee stock-based compensation options. The variable option agreements provide for exercise of options into a number of shares of Common Stock, which is dependent on the market value of the stock at the date of exercise. The fixed and variable option agreements typically have a maximum term of 5 years and are typically fully vested at the date of grant.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(9)     STOCKHOLDERS' EQUITY (Continued)

        d)     Stock Option Agreements (Continued)

               The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value:


                               FIXED             VARIABLE
                              OPTIONS            OPTIONS
                           -------------       ------------
Dividend yield                0.00%             0.00%
Risk-free interest rate       6.55%             6.55%
Expected life                 2.50 years        2.50 years
Expected volatility          62.32%            62.32%


               Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:


               Net income:
                      As reported                         $ 73,438,652
                                                          =============

                      Pro forma                           $(12,192,908)
                                                          =============

               Basic earnings per share:
                      As reported                         $       3.50
                                                          =============

                      Pro forma                           $      (0.58)
                                                          =============

               Diluted earnings per share:
                      As reported                         $       2.77
                                                          =============

                      Pro forma                           $      (0.46)
                                                          =============

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(9)     STOCKHOLDERS' EQUITY (Continued)

        d)     Stock Option Agreements (Continued)

               The following is a schedule of the weighted average exercise price and weighted average fair value in accordance with SFAS 123:

                                            WEIGHTED          WEIGHTED
                                             AVERAGE           AVERAGE
                                         EXERCISE PRICE      FAIR VALUE
                                         ---------------   ---------------
       Exercise price:
              Equals market price            $10.25             $0.60
              Exceeds market price            $3.26             $1.25
              Less than market price          $6.23             $1.03


               The Company applies APB Opinion 25 in accounting for its fixed and variable stock compensation plans. Compensation cost charged to operations in 1999 was $2,522,340 and $(84,467,452) for the fixed and variable plans, respectively. Compensation cost charged to operations in 1998 was $0 and $90,754,014 for the fixed and variable plans, respectively.

               Following is a summary of the status of the variable plan during 1999:

                                               NUMBER OF     WEIGHTED AVG.
                                                SHARES      EXERCISE PRICE
                                              ----------    ------------
Outstanding at January 1, 1999                 6,752,236       $1.98

Granted                                               --          --
Exercised                                       (598,941)       0.95
Forfeited                                     (4,564,422)       1.92
                                              ----------

Outstanding at December 31, 1999               1,588,873        2.56
                                              ==========

Options exercisable at December 31, 1999       1,588,873        2.56
                                              ==========

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)


(9)     STOCKHOLDERS' EQUITY (Continued)

        d)     Stock Option Plan (Continued)

               Following is a summary of the status of the variable plan during 1998:

                                             NUMBER OF     WEIGHTED AVG.
                                              SHARES      EXERCISE PRICE
                                            ----------    ------------

Outstanding at January 1, 1998                      --      $   --

Granted                                       6,752,236       1.98
Exercised                                            --         --
Forfeited                                            --         --
                                              ---------

Outstanding at December 31, 1998              6,752,236       1.98
                                              =========

Options exercisable at December 31, 1998      6,752,236       1.98
                                              =========

           Following is a summary of the status of the fixed plan during 1999:

                                               NUMBER OF     WEIGHTED AVG.
                                                SHARES      EXERCISE PRICE
                                              ----------    ------------

Outstanding at January 1, 1999                       --       $--

Granted                                       1,366,000      7.32
Exercised                                            --        --
Forfeited                                            --        --
                                              ---------

Outstanding at December 31, 1999              1,366,000      7.32
                                              =========

Options exercisable at December 31, 1999      1,116,000      8.15
                                              =========

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(9)     STOCKHOLDERS' EQUITY (Continued)

        d)     Stock Option Plan (Continued)

               Following is a summary of the status of variable options outstanding at December 31, 1999:

                                                     WEIGHTED AVERAGE
                                                         REMAINING          WEIGHTED AVERAGE
         EXERCISE PRICE RANGE         NUMBER         CONTRACTUAL LIFE       EXERCISE PRICE
         --------------------        --------        ----------------       ----------------
                 $0.72               580,873            45 months              $0.72
                 $3.00               908,000            45 months              $3.00
                 $9.25               100,000            48 months              $9.25

               Following is a summary of the status of fixed options outstanding at December 31, 1999:


                                                     WEIGHTED AVERAGE
                                                         REMAINING          WEIGHTED AVERAGE
         EXERCISE PRICE RANGE         NUMBER         CONTRACTUAL LIFE       EXERCISE PRICE
         --------------------        --------        ----------------       ----------------
             $3.00 - $3.50           335,000            60 months               $3.45
                 $4.00               460,000            55 months               $4.00
                 $5.50                60,000            58 months               $5.50
                $10.25                11,000            54 months              $10.25
                $13.13               500,000            53 months              $13.13

e)      Common Stock Issuance Settlement

           During the years ended December 31, 1998 and 1999, Corporate Financial Enterprises (CFE) was engaged to complete a private placement of approximately 2 million shares. This private placement was to yield proceeds of $1.5 million to the Company. A former officer of the Company authorized the issuance of over 3.3 million shares under this agreement. The Company received $1.5 million, but received no consideration for the excess shares issued.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(9)     STOCKHOLDERS' EQUITY (Continued)

        e)     Common Stock Issuance Settlement (Continued)

               In settlement of the discrepancy, the Company entered into a Stock Reconciliation Settlement Agreement with CFE effective December 31, 1999. Under the terms of the agreement the Company received $558,310 in cash as settlement for the unpaid stock, net of unpaid fees owed CFE. The CFE agreement for future fees will be canceled. Also, the Company will keep a $1 million deposit made by CFE in anticipation of purchasing certain preferred shares. CFE waives all rights to receive any preferred shares. Additionally, approximately 1.8 million shares owned by the former officer were forfeited and canceled under a resignation agreement.

(10)    RETIREMENT PLAN

        Effective January 31, 1998 the pooled subsidiary sponsored a 401(k) profit sharing plan that covers all employees who have attained the age of eighteen and have completed twelve months of service during the eligibility period. The subsidiary elected not to make contributions to the plan for the calendar years ended December 31, 1999 and 1998. Company contributions are vested according to a schedule. Employee contributions are fully vested.

(11)    DISCONTINUED OPERATIONS

        On June 30, 2000 the Company adopted a formal plan to dispose of its majority owned subsidiary, i-xposure, Inc., which is no longer part of the Company's strategic long-term growth objectives. The subsidiary is reported as a discontinued operation and its net assets and results of operations are reported separately in the unaudited consolidated financial statements. The disposal of the subsidiary is expected to be completed prior to December 31, 2000. During the six months ended June 30, 2000 i-xposure completed a private placement of its common stock and is contemplating another private placement before December 31, 2000.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(11)    DISCONTINUED OPERATIONS (CONTINUED)

        Assets and liabilities of i-xposure, Inc. to be disposed of consisted of the following at June 30, 2000:

Cash                                  $  89,722
Other current assets                      6,800
Property and equipment                  103,941
                                      ---------
    Total assets                        200,463

Accounts payable                        207,382
Minority interest in equity             277,500
                                      ---------

    Net assets to be disposed of      $(284,419)
                                      =========


        Assets are shown at their expected net realizable value and liabilities are shown at their face amounts.

        Operating results of i-xposure, Inc. for the year ended December 31, 1999 are shown separately in the accompanying income statement. i-xposure commenced operations in 1999, and therefore had no operations in 1998 or 1997. Net sales of i-xposure were $110,000 for the year ended December 31, 1999. This amount is not included in net sales in the accompanying income statements.

(12)    BUSINESS COMBINATION

        In October, 1998, the Company completed a reverse acquisition with U.S. Connect 1995, Inc. A total of 11,407,507 common shares were exchanged in a 1:1 ratio. The transaction was a merger of a private operating company into a non-operating public shell corporation with nominal assets.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(13)    RELATED PARTY TRANSACTIONS

        On September 17, 1999, the Company entered into a consulting agreement (the "Agreement") with Vantage Capital, Inc., which is wholly owned by Michael Palmer, Chief Executive Officer of eSat, Inc. The Agreement states that the duties of the consultant include: (1) identifying, analyzing, structuring, negotiating and financing business sales and/or acquisitions, including without limitation, merger agreements, stock purchase agreements, and any agreements relating to financing and/or the placement of debt or equity securities of the Company; (2) assist the Company in its corporate strategies; and (3) assist the Company in the implementation of its business plan, in each case as requested by the Company. The Agreement provides for compensation in the form of a monthly retainer of $5,000 in cash or stock, the issuance of 1.2 million in warrants exercisable at prices ranging from $4.25 to $8.50, a fee of 10% of the total aggregate consideration paid for any acquisition or sale by the Company of any business, corporation, or division, a fee equal to 10% of any private or public placement of debt or equity securities of the Company, and a share in any fees or commissions payable by third parties on any transaction contemplated by the Agreement. In accordance with this agreement, a $160,000 liability was accrued at December 31, 1999.

        During the year ended December 31, 1999, the Company paid $575,526 to Parks, Palmer, Turner and Yemenidjian, LLP, a public accounting firm in which Michael Palmer, the Company's current CEO, was previously the managing partner. The payments were compensation for the services of Michael Palmer and associates of the firm.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(14)    STATEMENTS OF CASH FLOWS

        The net changes in operating assets and liabilities shown on the statements of cash flows consist of the following:

                                                    RESTATED

                                      1999            1998            1997
(Increase) Decrease:
   Accounts receivable, net        $(350,999)      $ 201,101       $(260,589)
   Inventory                         154,071         (92,820)       (139,651)
   Other current assets             (431,827)          3,539          (9,599)
   Other assets                      (92,463)        (39,746)         40,805
Increase (Decrease):
   Accounts payable                  136,292           8,726         151,489
   Accrued expenses                  (14,371)          2,289         138,146
   Unearned revenue                  189,662         117,070              --
   Other liabilities                 587,665        (153,447)        266,277
   Deferred revenue                   23,967          19,537          20,068
                                   ---------       ---------       ---------
                                   $ 201,997       $  66,249       $ 206,946
                                   =========       =========       =========

Operating activities reflect:

   Interest paid                   $  68,192       $  27,009       $  30,118
                                   =========       =========       =========
   Income taxes paid               $   4,600       $   4,600       $   4,155
                                   =========       =========       =========

        Non-cash financing transactions consisted of subscription receivables for stock issuance in the amount of $1,558,510, $0, and $0, and financing of capitalized leases of $246,250, $71,768, and $0 at December 31, 1999, 1998, and 1997 respectively.

(15)    SUBSEQUENT EVENTS

        On January 1, 2000, i-xposure, a subsidiary of eSat, Inc., acquired the assets of Blackhawk Graphics in exchange for 200,000 i-xposure shares. The assets consisted primarily of intellectual property rights and will be accounted for as a purchase by the subsidiary resulting in approximately $400,000 of goodwill which will be amortized over seven years. In addition, the owner of Blackhawk was hired under an employment agreement that provides for the issuance of 350,000 i-xposure stock options after certain milestones are met.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(15)    SUBSEQUENT EVENTS (CONTINUED)

        On March 16, 2000, the Company entered into an agreement with a third party investor to sell 6 million shares of common stock and 6 million warrants convertible into common stock within 3 years at $3.3125 per share for a total consideration of $12 million. The proceeds will be used to retire preferred stock and for acquisitions and general corporate purposes.

        On March 29, 2000, the Company notified the holder of Preferred Stock Series C of the intent to redeem all 50,000 outstanding shares for $5,311,824 plus accrued dividends of $60,822.

        The Company has signed a letter of intent to acquire InterWireless, Inc., a wireless Internet service provider, and PacificNet Technologies, Inc., an Internet service provider.

        On April 12, 2000 the Company rescinded its letter of intent to redeem all outstanding share of Series C Preferred Stock. The Company issued Amended and Restated Certificate of Designations for the Series C Preferred Stock.

        On April 13, 2000 all of the outstanding shares of Series A 12% convertible preferred stock were converted into 550,000 shares of common stock. The conversion price was $2 per share.

        In April 2000 the Company agreed to accept 34,988 shares of Company stock held by a former employee in payment of his $250,000 employee note receivable. The value of the stock was $142,139 at that date.

        On April 13, 2000 the Company acquired InterWireless, Inc. in a business combination accounted for as a purchase. The purchase price of $4,045,662 exceeded the fair value of the net assets by $4,000,000, which will be amortized as goodwill using the straight-line method over 7 years. The results of operations of InterWireless, Inc. will be included with the results of the Company beginning April 13, 2000.

        On April 13, 2000 the Company acquired all of the outstanding common stock of PacificNet Technologies, Inc. in exchange for 2,750,000 share of the Company's common stock, in a business combination accounted for as a pooling of interests. Historical financial information presented in future reports will be restated to include PacificNet Technologies, Inc.

        Assuming these acquisitions had occurred on January 1, 1999 the Company's net sales, net income, basic and diluted earnings per share would have been $3,995,932, $73,869,364 $4.06 and $2.86 respectively for the year ended December 31, 1999.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(15)    SUBSEQUENT EVENTS (CONTINUED)

        The note above regarding the acquisition of Blackhawk Graphics is incorrect. There were 100,000 shares of eSat, Inc. common stock issued as a signing bonus of an employment agreement. This was appropriately accounted for as compensation expense in 1999, the period in which the employment agreement was signed.

        After March 31, 2000 the private placement agreement for the sale of $12,000,000 of common stock was cancelled.

        On April 13, 2000 the Company issued $75,000 shares of 6% Series D preferred stock. This stock has a par value of $0.001,is fully participating and convertible into shares of common stock. The proceeds were partially used to finance the acquisition of InterWireless.

(16)    PRIOR PERIOD ADJUSTMENT

        The accompanying financial statements for 1998 have been restated to correct an error in the application of APB 25, Accounting for Stock Issued to Employees, made in 1998. The effect of the restatement was to decrease net income for 1998 by $90,754,014 ($5.64 per share), net of income tax.

(17)    EXTRAORDINARY INCOME

        During the year ended December 31, 1998, the Company was released from a liability to a factoring company. In accordance with SFAS 4 the Company recorded extraordinary income in the amount of $242,990.

        The agreement with the factoring organization called for factor to purchase receivables at a price equal to 80% of the face value of acceptable accounts from the Company. The Company therefore would appropriately record the transaction as a sale of receivables with proceeds of the sale reduced by the fair value of the recourse obligation. Under the terms of the Agreement, factor earned a fee equal to 14% of the face amount of the accounts purchased and such fee shall be taken at the time of collection of an invoice. Factor shall reserve and hold 2.5% of the face value of purchased accounts for bad debts. Factor shall be entitled to immediate and full recourse against the Company to demand payment with respect to a purchase account in the event that the purchase account is not paid in full within 75 days. During the course of the relationship with the factor, the Company's largest client filed a Chapter 7 bankruptcy liquidation resulting in more than $100,000 in purchased accounts going unpaid. In accordance with the terms of the Agreement factor made demand upon the Company for immediate payment plus accrued unpaid fees and interest through the date of Company's payment.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998, AND 1997

                                   (CONTINUED)

(17)    EXTRAORDINARY INCOME (CONTINUED)

        The Company was released from its liability to the factoring organization because during the year 1998 it was unable to make payment under the terms of the agreement, which had been entered into. Upon breach of the agreement, the liability was transferred to the individual who had provided a personal guarantee, Mr. David Coulter. This individual subsequently settled all outstanding obligations with the factoring organization through the transfer of 25,000 shares of restricted Rule 144 stock from his name into the name of the factoring organization and the payment of $89,000 out of his personal account.

                          eSAT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

(1)     BASIS OF PRESENTATION

        In the opinion of management, the accompanying unaudited consolidated financial statements of eSat, Inc. (the "Company") and subsidiaries include all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly its financial position as of September 30, 2000 and 1999, and the results of operations for the three months and nine months ended September 30, 2000 and 1999 and cash flows for the nine months ended September 2000 and 1999. The results of operations for the three months and nine months ended September 30, 2000 and 1999, are not necessarily indicative of the results to be expected for the full year or for any future period.

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        a)     Stock-Based Compensation

               The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation. Under APB 25, compensation cost is recognized on fixed plans over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. For variable plans, APB 25 requires recognition of compensation cost over the vesting period based on the difference, if any, on the period-end date between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. Forfeitures of variable plan options result in a reversal of previously recognized compensation cost.

               Due to the large number of variable plan options granted by the Company in 1999 and the significant difference between the exercise price of those options and the fair value of the Company's stock at December 31, 1998, the Company recognized a substantial amount of non-cash compensation cost in 1998. Subsequently, a large number of forfeitures and the re-pricing to market of those options in 1999 and 2000 caused a considerable reversal of the previously recognized non-cash compensation cost. The resulting net income from operations for the periods ended September 30, 1999, and other income amounts for the periods ended September 30, 2000 should not be construed as profitable operations during those periods (See Note 3 for Going Concern disclosure).

                          eSAT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        b)     Net Earnings or Loss Per Share

               The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock:

                                                         THREE MONTHS ENDED
                                                         SEPTEMBER 30, 1999
                                                         ------------------
Income available to common stockholders before
  adjustments                                               $11,502,655
Preferred stock dividend                                             --
                                                            -----------

Income available to common stockholders used in
  basic EPS                                                 $11,502,655
                                                            ===========

Weighted average number of common
   shares used in basic EPS                                  20,441,962
Effect of dilutive securities:
       Stock options                                          2,284,742
       Warrants                                               2,162,727
                                                            -----------
Weighted average number of common
   shares and dilutive potential
   common stock used in
   dilutive EPS                                              24,889,431
                                                            -----------

                                                        THREE MONTHS ENDED
                                                        SEPTEMBER 30, 1999
                                                        ------------------
Income available to common stockholders before
   adjustments                                              $75,406,203
Preferred stock dividend                                             --
                                                            -----------
Income available to common stockholders used
   in basic EPS                                             $75,406,203
                                                            ===========

Weighted average number of common
   shares used in basic EPS                                  20,951,151
Effect of dilutive securities:
       Stock options                                          3,666,880
       Warrants                                               2,101,485
                                                            -----------
Weighted average number of common share
   and dilutive potential common stock use in
   dilutive EPS                                              26,719,516
                                                            ===========

                           eSAT, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        b)     Net Earnings or Loss Per Share (Continued)

               For the nine months and three months ended September 30, 2000 the calculation of earnings per share amounts are the same because potential dilutive securities would have had an antidilutive effect. The securities that would have had an antidilutive effect include stock options, warrants and convertible preferred stock. The weighted average number of common shares used in the calculation of basic earnings per share for the three months and nine months ended September 30, 2000 were 21,766,181 and 21,528,155 respectively.

(3)     GOING CONCERN

        The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern; however, the Company has sustained substantial operating losses in recent years. In view of this matter, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent on the Company's ability to meet its financing requirements, and the success of its future operations.

        At September 30, 2000, the Company did not have sufficient cash and cash equivalents to fund its operations through December 22, 2000. On October 6, 2000 the Company raised an additional $2,000,000 from Wentworth, LLC (the "New Money") pursuant to a modification of the Private Equity Credit Agreement ("PECA") between the Company and Wentworth, LLC, dated August 9, 2000. Together with cash on hand, cash equivalents and the New Money, the Company still does not have sufficient cash or cash equivalents to fund its operations through December 31, 2000. The Company's ability to meet its operating and business expansion requirements for the duration of 2000 is highly dependent upon i) the Company's compliance with the conditions precedent to additional financing under the PECA, including without limitation the requirement of no material adverse change to the business or financial condition of the Company, and ii) Wentworth LLC's performance under the PECA.

(4)     DISCONTINUED OPERATIONS

        On June 30, 2000 the Company adopted a formal plan to dispose of its majority owned subsidiary, i-xposure, Inc., which is no longer part of the Company's strategic long-term growth objectives. The subsidiary is reported as a discontinued operation and its net assets and results of operations are reported separately in the unaudited consolidated financial statements. The disposal of the subsidiary is expected to be completed prior to December 31, 2000.

                           eSAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

(4)     DISCONTINUED OPERATIONS (CONTINUED)

        The estimated loss on disposal of the discontinued operations of $967,050 (net of income tax benefit of $-0-) represents the Company's share of the provision of $1,050,000 for expected losses during the phase out period from July 1, 2000 to December 31, 2000. The Company's weighted average ownership percentage was 92.1 percent during the three months and six months ended June 30, 2000.

        Assets and liabilities of i-xposure, Inc. to be disposed of consisted of the following at September 30, 2000:

Accounts Receivable                   $    10,109
Other current assets                       31,208
Property and equipment                    233,699
                                      -----------
    Total assets                          275,016

Bank overdraft                             69,804
Accounts payable                          211,580
Loans payable                             250,000
Loans payable-stockbroker                  30,000
Loan payable-related party                832,120
Losses and expenses accrued               592,897
Minority interest in equity               724,485
                                      -----------

    Net assets to be disposed of      $(2,435,870)
                                      ===========


        Assets are shown at their expected net realizable value and liabilities are shown at their face amounts.

        Operating results of i-xposure, Inc. for the nine months ended September 30, 2000 are shown separately in the accompanying income statement. i-xposure, Inc. commenced operations in the third quarter of 1999. The net sales of i-xposure, Inc. were $878 and $528,993 for the three months and nine months ended September 30, 2000 respectively. The net loss of i-xposure, Inc. was $496,097 and $1,782,118 for the three and nine months ended September 30, 2000 respectively. These amounts are not included in net sales or net loss in the accompanying income statements.

(5)     BUSINESS ACQUISITIONS

        On April 13, 2000 the Company acquired InterWireless, Inc. in a business combination accounted for as a purchase. The purchase price of $4,197,881 exceeded the fair value of the net assets by $4,152,219, which will be amortized as goodwill using the straight-line method over 7 years. The results of operations of InterWireless, Inc. have been included with the results of the Company beginning April 13, 2000.

        On April 13, 2000 the Company acquired all of the outstanding common stock of PacificNet Technologies, Inc. in exchange for 2,750,000 shares of the Company's common stock, in a business combination accounted for as a pooling of interests.

                          eSAT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

(5)     BUSINESS ACQUISITIONS (CONTINUED)

        Historical financial information presented has been restated to include PacificNet Technologies, Inc.

(6)     PREFERRED STOCK

        On April 13, 2000 all of the outstanding shares of Series A 12% convertible preferred stock were converted into 550,000 shares of common stock. The conversion price was $2 per share.

        On April 13, 2000 the Company issued 75,000 shares of 6% Series D preferred stock. This stock has a par value of $0.001, is fully participating and convertible into shares of common stock. The proceed were partially used to finance the acquisition of InterWireless, Inc.

        In August, 2000 the Company issued 30,000 shares of 6% Series E preferred stock. This stock has a par value of $0.001, and is fully participating and convertible into shares of common stock.

        During the third quarter, 2,900 shares of 6% Series B preferred stock was converted into 338,101 shares of common stock.

(7)     SUBSEQUENT EVENTS

        On December 29, 2000 the company adopted a formal plan to dispose of its majority owned subsidiary InterWireless, and dispose of its operations related to its satellite and wireless services. The value of the net assets to be disposed of and the potential gain or loss on disposal have not been calculated.

        In January 2001, the Company received funding of $325,000 through the issuance of a secured note to Wentworth, LLC. The note bears interest at 8 percent, is due on April 30, 2001 and is collateralized by the assets of the Company. Concurrent with this funding, the Company entered into an agreement with Wentworth LLC whereby the $2,000,000 previously advanced under the Private Equity Credit Agreement in October, 2000 will be converted to a secured note also collateralized by the assets of the Company. The note is expected to be convertible to equity under provisions substantially identical to those of the Private Equity Credit Agreement. As a part of the transactions, the parties entered into a settlement and release of certain disputed claims.